As filed with the Securities and Exchange Commission on February ___, 2026.

Registration No. __________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Arvana, Inc.

(Exact name of Registrant as specified in its charter)

Nevada	6770	87-0618509
(Incorporation or	(Primary Standard Industrial	(I.R.S. Employer
organization)	Classification Code Number)	Identification Number)

299 Main Street, 13th Floor

Salt Lake City, Utah 84111

(702) 899-1072

(Name, address, telephone number of agent for service)

James Kim

Chief Executive Officer

299 Main Street, 13th Floor

Salt Lake City, Utah 84111

(702) 899-1072

(Address and Telephone Number of Registrant’s Principal Executive Offices and Principal Place of Business)

Communication Copies to

Jeff Turner

JDT Legal

7533 S Center View Ct, #4291

West Jordan, UT 84084

Telephone: (801) 810-4465

Facsimile: (888) 920-1297

Email: jeff@jdt-legal.com

Approximate date of proposed sale to the public: As soon as practicable and from time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed without notice. The Selling Security Holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and neither the Registrant nor the Selling Security Holders are soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED FEBRUARY ___, 2026

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offering to sell these securities and it is not a solicitation of an offering to buy these securities in any state where the offer or sale of such securities is not permitted.

ARVANA, INC.

An indefinite number of Shares of Common stock to enable the Company to raise $100,000,000 under a Stock Purchase Agreement entered into on August 11, 2025.

This prospectus relates to the initial resale from time to time, of up to 15,000,000 shares of the common stock of Arvana, Inc. (hereafter, “we,” “us,” “our,” “AVNI” or the “Company”) by the Selling Stockholder. We are not selling any shares of common stock in this offering. We, therefore, will not receive any proceeds from the sale of the shares by the Selling Stockholder. We do however, receive proceeds from the sale of securities pursuant to the Stock Purchase Agreement. Any participating broker-dealers and, if the Selling Stockholder is an affiliate of any such broker-dealers, are “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and any commissions or discounts given to any such broker-dealer or affiliates of a broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The Selling Stockholder has informed us that they are not broker-dealers. Our common stock is traded on the over-the-counter market under the symbol “AVNI”. The closing price for our common stock on January 27, 2026, was $0.2319 per share, as reported by OTC Markets.

The shares being registered herein are comprised of 15,000,000 shares of common stock that are issuable pursuant to the Stock Purchase Agreement that we entered into with the Selling Stockholder on August 11, 2025. The purchase price of the shares that may be sold to the Selling Stockholder under the Stock Purchase Agreement will be equal to 96% of the lowest VWAP of the Common Stock during the fifteen (15) trading days immediately preceding the Clearing Date (as defined in the Stock Purchase Agreement). Because the actual date and price per share of the Company’s common stock pursuant to any such put right under the Stock Purchase Agreement is unknown, the actual purchase price for the shares is unknown. Therefore, the number of shares issued from the Stock Purchase Agreement may be substantially greater than the number of shares being registered hereunder. See “Summary of Stock Purchase Agreement” for a more complete discussion of the Stock Purchase Agreement and the terms by which we may issue additional shares of our common stock.

The Selling Stockholder may sell all or a portion of these common shares from time to time in market transactions to any market on which the common stock is then traded, in negotiated transactions or otherwise, and at prices, and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale.

Our auditors have expressed substantial doubt as to our ability to continue as a going concern. We intend to use the Stock Purchase Agreement with the Selling Stockholder to raise capital to fund our operations.

An investment in our common stock is subject to many risks and an investment in our shares will also involve a high degree of risk. The shares issuable from the Equity Financing Agreement will dilute the ownership interest and voting power of existing stockholders. See “ RISK FACTORS” to read about factors you should consider before purchasing shares of our common stock.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by us with the SEC. The Selling Stockholder may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is February ___, 2026

ADDITIONAL INFORMATION

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information. The shares are not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of such documents.

TABLE OF CONTENTS

The following table of contents has been designed to help you find information contained in this prospectus. We encourage you to read the entire prospectus.

FORWARD-LOOKING STATEMENTS AND PROJECTIONS	1
PROSPECTUS SUMMARY	2
THE OFFERING	4
RISK FACTORS	5
PLAN OF DISTRIBUTION	9
USE OF PROCEEDS	12
DETERMINATION OF THE OFFERING PRICE	12
SELLING STOCKHOLDERS	13
MARKET PRICE OF AND DIVIDENDS ON OUR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	14
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	15
BUSINESS	18
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS	27
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	30
EXECUTIVE COMPENSATION	31
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS	32
DESCRIPTION OF CAPITAL STOCK	33
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	36
LEGAL MATTERS	36
EXPERTS	36
ADDITIONAL INFORMATION	37
ARVANA, INC. FINANCIAL STATEMENTS	38
INDEX TO EXHIBITS	II-5

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different, and we take no responsibility for, and provide any assurance as to the reliability of, any information, other than the information in this prospectus. We are offering to sell our securities, and seeking offers to buy our securities, only in jurisdictions where such offers and sales are permitted. This prospectus is not an offer to sell, or a solicitation of an offer to buy, our securities in any jurisdictions where, or under any circumstances under which, the offer, sale, or solicitation is not permitted. The information in this prospectus is accurate only as of the date on its respective cover, regardless of the time of delivery of this prospectus at the time of any sale of our securities. Our business, results of operations, financial condition, or prospects may have changed since those dates.

Before you invest in our securities, you should read the registration statement (including the exhibits thereto and the documents incorporated by reference therein) of which this prospectus forms a part.

No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

FORWARD-LOOKING STATEMENTS AND PROJECTIONS

All statements contained in this prospectus that are not historical facts, including statements regarding anticipated activity, are “forward-looking statements” within the meaning of the federal securities laws, involve a number of risks and uncertainties and are based on our beliefs and assumptions and information currently available to us. In some cases, you can identify forward-looking statements by words such as “may,” “will,” “should,” “expect,” “objective,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “forecast,” “continue,” “strategy,” or “position” or the negative of such terms or other variations of them or by comparable terminology. In particular, statements, express or implied, concerning future actions, conditions or events, future operating results or the ability to generate sales, income or cash flow are forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including:

•	The level of competition in the health and beauty product industry and multi-media entertainment;

•	The availability of wholesale goods to fulfill product orders, and expand the product line;

•	Our ability to obtain additional capital to finance the expansion of our business, to maintain reporting requirements, to maintain adequate inventory, or to extend terms of credit to our customers;

•	Our reliance upon management and particularly James Kim, our Chief Executive Officer, to execute our business plan;

•	The willingness and ability of third parties to honor their contractual commitments;

•	The amount of dilution that our shareholders will experience as a result of the Equity Financing Agreement and the underlying shares that that may be sold from time to time pursuant thereto;

•	The volatility of our common stock price; and

•	The risks, uncertainties and other factors we identify in “RISK FACTORS” and elsewhere in this prospectus and in our filings with the SEC.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, after the date of this prospectus.

PROSPECTUS SUMMARY

This summary highlights some of the information in this prospectus. It is not complete and may not contain all of the information that you may want to consider. You should read carefully the more detailed information set forth under “ RISK FACTORS” and the other information included in this prospectus. Except where the context suggests otherwise, the terms “we,” “us,” “our,” “AVNI” and the “Company” refer to Arvana, Inc. We refer in this prospectus to our executive officers and other members of our management team, collectively, as “Management.”

Our Company

We were originally incorporated in the State of Nevada on June 16, 1977, under the name Turinco, Inc., to engage in any lawful business. On July 24, 2006, we changed our name to Arvana Inc. in connection with the acquisition of Arvana Networks, Inc., a telecommunications business. We discontinued operations related to that business as of December 31, 2009. On August 16, 2018, we merged into Arvana, Inc., a development-stage company, and changed our name back to Arvana, Inc.

On February 3, 2023, we acquired the assets and assumed certain liabilities of Down 2 Fish Charters, LLC, a Florida-based recreational fishing charter business, in exchange for $50,000 in cash and a secured promissory note in the principal amount of $700,000, bearing interest at 7.25% per annum and currently maturing on August 15, 2025. Down 2 Fish Charters operates a fishing charter business based in Florida.

While operating our fishing charter business, we continue to evaluate additional business opportunities. On December 12, 2023, we entered into a non-binding memorandum of understanding to acquire the business of FirstShot Centers, LLC, a Nevada-based company focused on acquiring and repurposing vacant retail and commercial properties. The parties have not entered into a definitive agreement, and there can be no assurance that the proposed transaction will be consummated.

We are filing this prospectus in connection with the resale of shares of our common stock issued or issuable to Generating Alpha Ltd. pursuant to a Stock Purchase Agreement dated August 11, 2025, under which we may, at our discretion, sell up to $100,000,000 of our common stock, subject to the terms and conditions of the agreement.

Our principal executive office is located at 299 Main Street, 13th Floor, Salt Lake City, Utah 84111, and our telephone number is (702) 899-1072.

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file quarterly and annual reports, as well as other information with the Securities and Exchange Commission (“SEC”) under File No. 000- 30695. Such reports and other information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates, and at various regional and district offices maintained by the SEC throughout the United States. Information about the operation of the SEC’s public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at http://www.sec.gov that contains reports and other information regarding us and other registrants that file electronic reports and information with the SEC.

Stock Purchase Agreement and Registration Rights Agreement

On August 11, 2025, the Company entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Generating Alpha Ltd. (the “Investor”), pursuant to which the Company may, from time to time and at its sole discretion, sell to the Investor up to $100,000,000 in aggregate of the Company’s fully registered, freely tradable common stock (the “Common Stock”) during the commitment period, subject to the terms and conditions set forth therein.

Under the Stock Purchase Agreement, the Company may deliver a written notice (a “Put Notice”) requiring the Investor to purchase a specified dollar amount of Common Stock (a “Put”). The purchase price for each Put is equal to 96% of the Market Price, less applicable clearing fees, where “Market Price” is defined as the lowest VWAP of the Common Stock during the applicable Valuation Period, as defined in the Stock Purchase Agreement. The minimum Put amount is $20,000, and the maximum Put amount for any Put is the lesser of (i) $5,000,000 or (ii) 300% of the Average Daily Trading Volume, subject to adjustment by mutual written consent of the parties.

The Investor’s obligation to purchase Common Stock pursuant to any Put is subject to customary conditions, including, among others: (i) the effectiveness of a registration statement covering the resale of the applicable shares, (ii) the Company’s continued compliance with its reporting obligations under the Securities Exchange Act of 1934, (iii) the Common Stock being eligible for electronic delivery through DWAC and DRS, and (iv) the limitation that the Investor may not beneficially own more than 4.99% of the Company’s outstanding Common Stock at any time.

In connection with the execution of the Stock Purchase Agreement, the Company issued to the Investor a commitment fee consisting of shares of Common Stock, a portion of which constitutes Registrable Securities under the Stock Purchase Agreement and the related Registration Rights Agreement. The Company has also agreed to reimburse certain administrative, clearing, and transaction-related fees as provided in the Stock Purchase Agreement.

The Company retains full discretion over whether and when to deliver Put Notices and over the amount of any Put, subject to the limitations set forth in the Stock Purchase Agreement. Actual proceeds received by the Company will depend on the timing of Put Notices, prevailing market prices of the Common Stock, and satisfaction of the applicable conditions. The Company currently intends to use any net proceeds received under the Stock Purchase Agreement for working capital and general corporate purposes.

The Stock Purchase Agreement contains customary representations, warranties, covenants, indemnification obligations, and events of default. The Company is also subject to restrictions on entering into certain variable-rate or equity-linked financing transactions during the term of the Stock Purchase Agreement.

Concurrently with the execution of the Stock Purchase Agreement, the Company entered into a Registration Rights Agreement with the Investor, pursuant to which the Company agreed to file and maintain an effective registration statement covering the resale of the Registrable Securities issued or issuable under the Stock Purchase Agreement.

The Stock Purchase Agreement will terminate upon the earliest to occur of: (i) the first day of the month following the 60-month anniversary of the effective date of the resale registration statement, (ii) the date on which the Investor has purchased shares in an aggregate amount equal to the full $100,000,000 commitment, or (iii) the date on which the applicable registration statement is no longer effective. The Company may terminate the Stock Purchase Agreement after commencement in accordance with its terms, subject to the payment of a termination fee if the aggregate amount of shares sold to the Investor is less than $5,000,000, as provided in the Stock Purchase Agreement.

Issuances of our common stock in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to the Selling Stockholder.

THE OFFERING

Securities Offered	Up to 15,000,000 shares of our common stock for public and private resale.

Offering Price	The Selling Stockholder will offer and sell its shares of common stock at an approximate price of $0.1756 per share, at other prevailing prices, or at privately negotiated prices.

Shares Outstanding	We are authorized to issue 500,000,000 shares of common stock, par value $0.001 per share. As of the date of this prospectus, we have 125,845,554 shares of common stock issued and outstanding. We entered into a Stock Purchase Agreement (the “SPA”) pursuant to which Selling Stockholder has agreed to purchase up to $100,000,000 worth of shares of our common stock from time to time. These put shares are issuable from time to time, as the Company may direct, at a purchase price of 96% of the lowest VWAP of the Common Stock during the fifteen (15) trading days immediately preceding the Clearing Date (as defined in the Stock Purchase Agreement). For purposes of this prospectus, we have assumed a purchase price of $0.1756 and the initial registration of 15,000,000 shares of common stock issued pursuant to the SPA to the Selling Stockholder. However, because the actual date and price per share of the Company’s common stock pursuant to any put right under the SPA is unknown, the actual purchase price for the shares is unknown. Therefore, the number of shares issued from the Stock Purchase Agreement may be substantially greater than the number of shares being registered hereunder. (see “Business – Summary of Stock Purchase Agreement”).

Symbol for Our Common Stock	AVNI

Use of Proceeds	We are not selling any shares of common stock in this offering. We, therefore, will not receive any proceeds from the sale of the shares by the Selling Stockholder.

Distribution Arrangements	The Selling Stockholder may, from time to time, sell any or all of their shares of common stock on the OTCID or other market or trading platform on which our shares are traded or quoted or in private transactions. These sales may be at fixed or negotiated prices. We will not be involved in any of the selling efforts of the Selling Stockholder.

Risk Factors	An investment in our common stock is subject to significant risks that you should carefully consider before investing in our common stock. For a further discussion of these risk factors, please see “RISK FACTORS.”

Underwriter	The Selling Stockholder is considered an underwriter of Arvana, Inc. An underwriter must make public disclosure similar to disclosure made by an issuer in the event of purchases and sales of securities.

RISK FACTORS

An investment in our securities involves certain risks relating to our business and operations. You should carefully consider these risks, together with all of the other information included in this prospectus, before you decide whether to purchase shares of our Company. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. If that happens, the trading price of our common stock could decline and you may lose all or part of your investment.

Risks Related to Our Business

We have a history of losses, limited operating history in our current form, and substantial doubt exists about our ability to continue as a going concern. We have incurred recurring losses and have an accumulated deficit of approximately $39.5 million as of September 30, 2025. Our independent registered public accounting firm has previously expressed substantial doubt regarding our ability to continue as a going concern. Our ability to continue operations is dependent on our ability to raise additional capital, reduce operating costs, and successfully execute our business strategy. There can be no assurance that we will be able to obtain additional financing on acceptable terms, or at all. If we are unable to secure sufficient capital, we may be required to curtail or cease operations, and investors may lose their entire investment.

We currently have limited revenue-generating operations and no assurance of future profitability. Following the spinoff of our Down 2 Fish Charters subsidiary in August 2025 as a result of default under the related acquisition promissory note, we no longer operate a revenue-producing subsidiary. As a result, our current operations are limited, and we have no assurance that we will be able to identify, acquire, or successfully operate new revenue-generating businesses. Even if we complete one or more acquisitions or business combinations, there can be no assurance that such operations will be profitable or generate sufficient cash flow to sustain our business.

Our business strategy depends on identifying and completing acquisitions or other business combinations, which involves substantial risk. Our strategy includes pursuing acquisitions, asset purchases, or other strategic transactions. These transactions are inherently risky and subject to numerous uncertainties, including valuation challenges, integration difficulties, financing constraints, undisclosed liabilities, and regulatory or contractual obstacles. We may expend significant management time and incur substantial costs evaluating opportunities that ultimately are not consummated. If we complete an acquisition, we may not be able to successfully integrate or operate the acquired business, which could materially harm our financial condition.

We have significant outstanding indebtedness and related-party obligations, which may limit our financial flexibility. As of September 30, 2025, we had significant current liabilities, including related-party payables and notes payable. A substantial portion of our liabilities is either due on demand or classified as current. Our ability to service or restructure these obligations depends on our ability to raise additional capital. If we are unable to satisfy these obligations when due, we may face defaults, litigation, or insolvency proceedings.

We are highly dependent on a single officer and director. Our business is managed by our sole officer and director, James Kim. We do not maintain key-person insurance on his life. The loss of his services due to death, disability, resignation, or other reasons could materially and adversely affect our ability to operate, raise capital, or execute our business strategy. We may be unable to attract qualified replacement personnel on acceptable terms, if at all.

We lack robust internal controls and corporate governance infrastructure. As a smaller reporting company, we are not required to comply with all of the corporate governance requirements applicable to larger public companies. We have limited personnel and resources devoted to financial reporting, internal controls, and compliance. Any failure to maintain effective internal controls could result in errors in our financial statements, delays in reporting, loss of investor confidence, or regulatory scrutiny.

We rely heavily on third-party service providers and consultants. We rely on third-party consultants, legal counsel, accountants, auditors, and service providers to conduct our operations and meet our reporting obligations. Any disruption in these relationships, increases in cost, or failure of such parties to perform could adversely affect our operations, financial condition, and ability to remain in compliance with applicable laws and regulations.

Risks Related to Our Capital Structure and Financing

Our Stock Purchase Agreement may result in substantial dilution to existing stockholders. We have entered into a Stock Purchase Agreement dated August 11, 2025, pursuant to which we have the right, but not the obligation, to sell up to $100 million of our common stock to the selling stockholder over time, subject to certain conditions. Any shares issued under this agreement will result in immediate dilution to existing stockholders. The issuance of a large number of shares, or the perception that such issuances may occur, could significantly depress the market price of our common stock.

The pricing mechanics of the Stock Purchase Agreement may encourage sales at prices below the prevailing market price. Shares sold under the Stock Purchase Agreement are priced at a discount to market prices based on volume-weighted average prices during specified periods. As a result, the selling stockholder may realize profits even if the market price of our common stock declines. This dynamic may place downward pressure on our stock price and increase volatility.

We may not be able to access the full commitment under the Stock Purchase Agreement. Our ability to draw on the Stock Purchase Agreement is subject to numerous conditions, including registration statement effectiveness, trading volume limitations, ownership caps, and our continued compliance with SEC reporting obligations. If these conditions are not satisfied, or if market conditions deteriorate, we may be unable to access capital when needed.

Risks Related to This Offering and Our Common Stock

The selling stockholder may sell a significant number of shares, which could depress our stock price. This prospectus registers up to 15,000,000 shares of our common stock for resale by the selling stockholder. Sales of a substantial number of shares, or the perception that such sales may occur, could cause the market price of our common stock to decline significantly.

Our common stock is quoted on the OTCID market and is subject to limited liquidity and volatility. Our common stock is quoted on the OTCID Sheets, which is a significantly less liquid market than national securities exchanges. Trading volume in our common stock has historically been limited and may remain limited. As a result, investors may have difficulty selling their shares, and the market price of our stock may be volatile and subject to significant fluctuations unrelated to our operating performance.

We do not expect to pay dividends in the foreseeable future. We have never declared or paid cash dividends on our common stock and do not anticipate paying dividends in the foreseeable future. Investors must rely on appreciation in the market price of our common stock to realize a return on their investment, which may not occur.

Our charter documents and Nevada law may discourage takeover attempts. Our articles of incorporation and bylaws, together with provisions of Nevada law, may have the effect of discouraging or delaying a change in control of the Company. These provisions may prevent stockholders from receiving a premium for their shares and could reduce the market price of our common stock.

Our common stock is subject to the “penny stock” rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock. Under U.S. federal securities legislation, our common stock will constitute “penny stock”. A penny stock is any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a potential investor’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve an investor’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination. Brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock. Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because we do not intend to pay any cash dividends on our common stock, our stockholders will not be able to receive a return on their shares unless they sell them. We have never paid a dividend, and we intend to retain any future earnings to finance the development and expansion of our business. Consequently, we do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them. We cannot assure you that stockholders will be able to sell shares when desired.

Regulatory, Legal, and Compliance Risks

We are subject to extensive SEC reporting obligations, which are costly and time-consuming. As a reporting company, we are required to file periodic reports with the SEC, including annual and quarterly reports. Compliance with these requirements requires significant financial and management resources. Any failure to timely file required reports could result in trading suspensions, loss of investor confidence, or regulatory enforcement actions.

We may become involved in litigation, which could be costly and disruptive. Although we are not currently involved in material litigation, we may become subject to claims arising from financing transactions, acquisitions, contractual disputes, or regulatory matters. Litigation can be expensive, time-consuming, and divert management’s attention from operating our business.

PLAN OF DISTRIBUTION

As of the date of this prospectus, our shares of common stock are quoted on OTCID. The Selling Stockholder may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions. These sales may be at fixed or negotiated prices.

Based upon the terms of the Stock Purchase Agreement as described under “Summary of Stock Purchase Agreement”, the following table illustrates the number and percentage of shares of our common stock held by the Selling Stockholder upon issuance of the shares that are covered by this prospectus:

Conversion at Assumed Price(1)
Principal Amount	Number of Shares Received(2)	Pct. of Total Outstanding Shares(3)	Pct. of Outstanding Shares Held by Non-Affiliates(4)

$2,634,000	15,000,000	10%	17%

$2,634,000	15,000,000	10%	17%

(1)	The purchase price of the shares that may be sold to Selling Stockholder under the Standby Stock Purchase Agreement will be equal to 96% of the lowest VWAP of the Common Stock during the fifteen (15) trading days immediately preceding the Clearing Date. For purposes of this prospectus, we have assumed a share price of $0.1756.
(2)	Because the actual date and price per share under the Stock Purchase Agreement is unknown, the actual price per share is undetermined. Consequently, the number of shares actually issuable may be substantially greater than the number being registered.
(3)	Based on 125,845,554 shares of our common stock issued and outstanding as of February 6, 2026, and assuming the issuance of 15,000,000 new shares of common stock to the Selling Stockholder.
(4)	Based on 125,845,554 shares of our common stock issued and outstanding as of February 6, 2026, and assuming the issuance of 15,000,000 new shares of common stock to the Selling Stockholder, but excluding shares held by executive officers, directors, and beneficial holders of more than 10% of our common stock equaling 55,594,940 shares.

The Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	to cover short sales made after the date that this registration statement is declared effective by the SEC;
•	broker-dealers may agree with the Selling Stockholder to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker dealers engaged by the Selling Stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder, (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of any of an agency transaction not in excess of a customer brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction, a markup or markdown in compliance with FINRA IM-244.

We have advised the Selling Stockholder that it may not use shares registered on this registration statement to cover short sales of common stock made prior to the date on which this registration statement shall have been declared effective by the SEC. If a Selling Stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Stockholder will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to the Selling Stockholder in connection with resales of its shares under this registration statement.

Penny Stock Rules

The SEC has also adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks” as such term is defined by Rule 15g-9. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The shares offered by this prospectus constitute penny stocks under the Exchange Act. The shares may remain penny stocks for the foreseeable future. The classification of our shares as penny stocks makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his or her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in Arvana, Inc. will be subject to the penny stock rules.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document approved by the SEC, which: (i) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (ii) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of the Securities Act; (iii) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and significance of the spread between the bid and ask price; (iv) contains a toll-free telephone number for inquiries on disciplinary actions; (v) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (vi) contains such other information and is in such form as the SEC shall require by rule or regulation. The broker-dealer also must provide to the customer, prior to effecting any transaction in a penny stock, (i) bid and offer quotations for the penny stock; (ii) the compensation of the broker-dealer and its salesperson in the transaction; (iii) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (iv) monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling those securities.

Regulation M

During such time as we may be engaged in a distribution of any of the shares, we are registering by this registration statement, we are required to comply with Regulation M of the Securities Exchange Act of 1934. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. We have informed the Selling Stockholder that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this prospectus, and we have also advised the Selling Stockholder of the requirements for delivery of this prospectus in connection with any sales of the common stock offered by this prospectus.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the Selling Stockholder. We will not receive any proceeds upon the sale of shares by the Selling Stockholder in this offering. However, We do receive proceeds from the sale of securities pursuant to the Stock Purchase Agreement, including, up to $100 million under the Stock Purchase Agreement, assuming that we sell the full amount of our common stock that we have the right, but not the obligation, to sell to the Selling Stockholder under the Stock Purchase Agreement. See “PLAN OF DISTRIBUTION” elsewhere in this prospectus for more information. We will have broad discretion in determining how we will allocate the proceeds from any sales to the Selling Stockholder.

There is no guarantee that the Company will be able to sell all shares contemplated in the Registration Statement under the terms of the Stock Purchase Agreement. Furthermore, it is likely that we will need to do further registration statements to fill the Selling Stockholder Stock Purchase Agreement. We may seek additional capital in the private and/or public equity markets, pursue government contracts and grants as well as business development activities to continue our operations, respond to competitive pressures, develop new services, and to support new strategic partnerships. We are evaluating additional equity financing opportunities on an ongoing basis and may execute them when appropriate. However, there can be no assurances that we can consummate such a transaction, or consummate a transaction at favorable pricing.

DETERMINATION OF THE OFFERING PRICE

The Selling Stockholder will determine at what price it may sell the offered shares, and such sales may be made at prevailing market prices or at privately negotiated prices.

SELLING STOCKHOLDER

The following table sets forth the shares beneficially owned, as of February ___, 2026, by the Selling Stockholder prior to the offering contemplated by this prospectus, the number of shares the Selling Stockholder is offering by this prospectus and the number of shares it would own beneficially if all such offered shares are sold.

Beneficial ownership is determined in accordance with rules of attribution as promulgated by the SEC. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under SEC rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 125,845,554 shares of our common stock issued and outstanding as of February 6, 2026. The Selling Stockholder does not hold any options, warrants or other securities exercisable for or convertible into shares of our common stock.

Selling Stockholder	Shares Beneficially Owned Before this Offering(1)	Percentage of Outstanding Shares Beneficially Owned Before this Offering	Shares to be Sold in this Offering(2)	Number Of Shares Beneficially Owned After this Offering(3)	Percentage of Outstanding Shares Beneficially Owned After this Offering
Generating Alpha Ltd.	5,000,000	3.97%	15,000,000	5,000,000	3.54%
(1)	Based on 125,845,554 outstanding shares of our common stock as of February 6, 2026.

(2)	Includes 5,000,000 commitment shares issued pursuant to the Stock Purchase Agreement. For all other shares, this assumes an estimated purchase price of $0.1756 which price represents a 96% of the lowest VWAP of the Common Stock during the fifteen (15) trading days immediately preceding the Clearing Date. Because the actual date and price per share for the Company’s put right under the Stock Purchase Agreement is unknown, the actual purchase price for the shares is unknown. Accordingly, the actual shares issuable pursuant to the Stock Purchase Agreement may be significantly more than the amount of shares being registered herein.

(3)	Includes: (i) shares of common stock held by the Selling Stockholder that are issued and outstanding, (ii) shares of common stock issuable pursuant to the Stock Purchase Agreement that are being registered hereunder.

Except for the Stock Purchase Agreement and other documents ancillary thereto, and the shares as described in this prospectus, there is no prior or existing material relationship between us or any of our directors, executive officers, or control persons and the Selling Stockholder.

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON EQUITY

AND RELATED STOCKHOLDER MATTERS

Our common stock is listed on the OTCID under the symbol “AVNI”. We had approximately 93 registered holders of our common stock as of the filing of this prospectus. Registered holders do not include those stockholders whose stock has been issued in street name. The price for our common stock as of the date of this prospectus was $0.183 per share.

The following table reflects the high and low closing sales prices per share of our common stock during each calendar quarter as reported on the OTCID, during the three previous years.

	Price Range(1)
	High	Low
FYE quarter September 30, 2025
Fourth quarter	$0.3800	$0.2000
Third quarter	$0.4980	$0.1313
Second quarter	$0.5100	$0.2000
First quarter	$0.6000	$0.2502

FYE ended December 31, 2024
Fourth quarter	$0.6550	$0.1400
Third quarter	$0.4000	$0.1110
Second quarter	$0.6400	$0.3500
First quarter	$1.0300	$0.4000

FYE ended December 31, 2023
Fourth quarter	$0.7500	$0.1500
Third quarter	$0.5400	$0.1500
Second quarter	$0.8250	$0.2333
First quarter	$0.3333	$0.2000

(1)	The above quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions.

Dividends and Distributions

We have not paid any cash dividends on our common stock since inception and do not anticipate paying cash dividends in the foreseeable future. We expect that that any future earnings will be retained for use in developing and/or expanding our business.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

This report contains forward-looking statements that involve risks and uncertainties. We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements. You should not place too much reliance on these forward-looking statements. Our actual results are likely to differ materially from those anticipated in these forward-looking statements for many reasons.

Results of Operations

Following is management’s discussion of the relevant items affecting results of operations for the nine months ended September 30, 2025 and 2024.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Total Revenue	$8,850	$18,134	$84,378	$55,964
Cost of Service	3,315	8,412	31,127	26,802
Gross Profit	5,535	9,722	53,251	29,162
Operating Expenses	805,077	49,952	1,121,845	309,957
Operating Loss	(799,542)	(40,230)	(1,068,594)	(280,795)
Other Income and Expenses	(184,073)	(18,975)	(403,027)	(55,346)
Net Loss	$(983,615)	$(59,205)	$(1,471,621)	$(336,141)

Revenues. Total revenue was $84,378 for the nine months ended September 30, 2025, compared to $55,964 for the nine months ended

September 30, 2024, an increase of 50.8%. Total revenue was $8,850 for the three months ended September 30, 2025, compared to $18,134 for the three months ended September 30, 2024, a decrease of 51.2%. Revenue was comprised of fishing charter services and lease revenue from the part-time lease of the Company’s marine equipment. In 2024, the Company’s marine equipment had to be sent back to the manufacturer for repairs resulting in significant down time during the peak charter season. In 2025, the Company was able to run charters throughout the second quarter and the first half of third quarter, but with the subsidiary spinoff revenue from charter operations has ceased and will not be continued in future periods. The Company expects to begin generating revenue again after completing the acquisition of one or more commercial real estate properties.

Cost of Sales. Cost of services was $31,127 for the nine months ended September 30, 2025, compared to $26,802 for the nine months ended September 30, 2024, an increase of 16.1%. Cost of services was $3,315 for the three months ended September 30, 2025, compared to $8,412 for the three months ended September 30, 2024, a decrease of 60.6%. Cost of services was comprised of expenses directly related to operating the Company’s marine equipment including direct labor, subcontractor costs, materials, and other costs directly attributable to the delivery of services to customers. The change in cost of services matches expectations based on the change in the number of charters booked in the current nine-month period compared to the same period of the prior year. Going forward, management expects cost of services to be nominal until a new business segment is acquired and made operational.

Operating Expenses. Operating expenses were $1,121,845 for the nine months ended September 30, 2025, compared to $309,957 for the nine months ended September 30, 2024, an increase of 262%. Operating expenses were $805,077 for the three months ended September 30, 2025, compared to $49,952 for the three months ended September 30, 2024, an increase of 1,511%. The changes in operating expenses over the comparative periods were attributed to increases in consulting fees, accounting fees, auditing expenses, and stock-based compensation awarded in exchange for consulting services. The Company expects operating expenses to increase in future periods as management’s business development strategies are implemented including increases in professional fees for accounting and auditing services.

Other Income and Expense. Other income and expense resulted in a net expense of $403,027 for the nine months ended September 30, 2025, compared to $55,346 for the nine months ended September 30, 2024. Other income and expenses resulted in a net expense of $184,073 for the three months ended September 30, 2025, compared to $18,975 for the three months ended September 30, 2024. The changes in other income and expense over the comparative periods were attributed to increased interest expense related to extinguished debt, partially offset by gain on extinguished debt and gain on spinoff of subsidiary. The Company expects to continue to recognize other income and expense in future periods as debt instruments continue to incur interest.

Net Loss. Net loss was $1,471,621 for the nine months ended September 30, 2025, compared to $336,141 for the nine months ended September 30, 2024, an increase of 337.8%. Net loss was $983,615 for the three months ended September 30, 2025, compared to $59,205 for the three months ended September 30, 2024, an increase of 1,561%. The higher net loss was primarily driven by consulting expenses incurred via stock issuances as well as increased interest expense related to extinguished debt, partially offset by gain on extinguished debt and gain on spinoff of subsidiary. Additional contributors included higher operating expenses including consulting fees, accounting fees, and auditing fees offset by reductions in executive compensation as management streamlines the Company’s operations. The Company anticipates continuing to realize net losses over the next twelve months as management works to implement its business model.

Capital Expenditures. The Company spent $6,809 on capital expenditures during the nine months ended September 30, 2025 to purchase marine equipment for use in fishing charters, and these capital assets were included in the spinoff of subsidiary (see Note 11). Capital expenditures during the nine months ended September 30, 2024 consisted of $25,000 for website development costs.

Liquidity and Capital Resources

Since inception, the Company has experienced significant changes in liquidity, capital structure, and stockholders’ deficit. The Company had current assets of $5,625 as of September 30, 2025, consisting of prepaid expenses, compared to $18,393 as of December 31, 2024, consisting of cash and other current assets. Total assets were $523,125 as of September 30, 2025, including current assets, deferred offering costs, and intangible assets, compared to $202,176 as of December 31, 2024, consisting of current assets, property and equipment, and intangible assets.

The Company had current liabilities of $1,791,177 as of September 30, 2025 consisting of accounts payable, related-party payables, and the current portion of long-term debt, compared to current liabilities of $988,373 as of December 31, 2024, consisting of accounts payable, other current liabilities, related-party payables, and the current portion of long-term debt. Total liabilities were $1,791,177 as of September 30, 2025, consisting of current liabilities and notes payable, compared to $1,453,142 as of December 31, 2024, with a similar composition. The increase in current liabilities was attributed primarily to the accrual of professional fees for consulting, accounting, and auditing services.

The Company had a working capital deficit of $1,785,552 as of September 30, 2025, compared to $969,980 as of December 31, 2024. The increase in this deficit was primarily attributed to the transition of long-term debt to current liabilities as maturity dates approach for notes payable as well as the accrual of professional fees, partially offset by prepaid expenses. Total stockholders’ deficit was $1,268,052 as of September 30, 2025, compared to $1,250,966 as of December 31, 2024. The stockholders’ deficit has continued to increase as the Company incurs professional fees and other expenses related to developing management’s business plans.

Cash Flows from Operating Activities

Net cash used in operating activities was $77,857 for the nine months ended September 30, 2025, compared to net cash used in operating activities of $208,123 for the nine months ended September 30, 2024. Non-cash items impacting net cash from operating activities included depreciation and amortization as well as stock-based compensation, gain on debt extinguishment, and spinoff of subsidiary. In addition, changes in balance sheet accounts—such as current assets, accounts payable, deferred revenue, and related party payables—also affected operating cash flow. The Company expects to use cash flow in operating activities over the next twelve months. As part of its operational growth strategy, the Company is assessing its personnel needs and anticipates hiring up to five additional employees, including accounting staff, by December 31, 2025. These potential additions are intended to support increased business activity and strengthen the Company’s internal finance and reporting capabilities.

Cash Flows from Investing Activities

Net cash used in investing activities was $5,930 for the nine months ended September 30, 2025, compared to $25,000 for the nine months ended September 30, 2024. The Company anticipates future use of cash in investing activities due to anticipated investments in new business opportunities. However, as of September 30, 2025, the Company had no formal commitments for capital expenditures.

Cash Flows from Financing Activities

Net cash provided by financing activities was $65,494 for the nine months ended September 30, 2025, compared to net cash provided by financing activities of $221,746 for the nine months ended September 30, 2024. Net cash provided by financing activities in the nine months ended September 30, 2025 was primarily due to advances from related parties offset by repayments of notes payable related to the fishing charter boats before the spinoff of subsidiary. Net cash provided by financing activities for the nine months ended September 30, 2024 was attributed to funds received from related-party notes payable, partially offset by repayments of existing notes payable and other related-party obligations. The Company plans to receive net cash provided by financing activities over the next twelve months through additional private equity placements, public offerings, or private debt to fund continued expansion of its business.

The Company’s assets were insufficient as of September 30, 2025 to implement its plan of operation to expand its business operations. Management anticipates conducting additional private equity offerings to meet the Company’s objectives, and may seek additional loans in the short term to sustain operations. Management is confident the Company’s efforts to realize additional funding will be successful. As of September 30, 2025, the Company had no lines of credit or other bank financing arrangements, and it does not anticipate paying cash dividends in the foreseeable future.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements, financings, or other relationships with unconsolidated entities or other persons, also known as “special purpose entities.”

Critical Accounting Policies

The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of net revenues and expenses in the reporting period. Management bases its estimates and assumptions on current facts, historical experience, and various other factors it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. Management continually reviews these estimates and underlying assumptions to ensure they are appropriate for the circumstances. Accounting assumptions and estimates are inherently uncertain and actual results may differ materially from management’s estimates.

A summary of the Company’s critical accounting policies is provided in Note 1 to the audited financial statements for the years ended December 31, 2024 and 2023, which are included in the Company’s most recent Form 10-K. In the notes management discusses accounting policies that are significant in determining the Company’s results of operations and financial position.

Following is management’s discussion of the relevant items affecting results of operations for the years ended December 31, 2024, and 2023.

During the year ended December 31, 2023 Arvana purchased Down2Fish as a wholly owned subsidiary, raised capital to sustain operations, evaluated other business opportunities, and offered charter fishing services.

Charter fishing services were curtailed in the third quarter of 2023 and halted in the fourth quarter of 2023, due to necessary repairs to both of our vessels under their respective warranties.

Our results of operations for the year ended December 31, 2024 as compared to the year ended December 31, 2023 were as follows below:

	Year Ended
	December 31,
	2024	2023	Change
Total Revenue	$67,964	$68,276	$(312)
Cost of Service	34,320	26,685	7,635
Gross Profit	33,644	41,591	(7,947)
Operating Expenses	406,236	528,513	(122,277)
Operating Loss	(372,592)	(486,922)	114,330
Other Income and Expenses	(74,903)	(829,651)	754,748
Net Loss	$(447,495)	$(1,316,573)	$869,078

Revenue. Charter revenue from operations was $67,964 for the year ended December 31, 2024 as compared to $68,276 for the twelve-month period ended December 31, 2023, a decrease of 0.5%. The decrease in revenue in the current year is attributed to complications arising due to the hurricanes occurring in the second half of 2024. Revenue results for the current year were hampered by necessary repairs to both of our fishing charter vessels.

We expect charter revenue from operations to increase over the next twelve months as both of our fishing charter vessels return to active service.

Operating Expenses. Operating expenses for the year ended December 31, 2024 decreased to $406,236 as compared to $528,513 for the twelve-month period ended December 31, 2023, a decrease of 23.1%. The decrease in operating expenses over the twelve-month period ended December 31, 2024 is attributed to reductions in auditing expenses as well as general and administrative expenses including stockbased compensation.

We expect operating expenses to increase in future periods as our business development strategies are implemented while professional fees for auditing and accounting are expected to increase over the next twelve months.

Other Income and Expenses. Other expense for the twelve-month period ended December 31, 2024 was $74,903 as compared to other expense of $829,651 for the twelve-month period ended December 31, 2023, a decrease of 91.0% . The reduction in other expense over the comparative periods can be primarily attributed to the loss recognized in 2023 on the acquisition of Down2Fish.

We expect other expense to decrease over future periods as debt instruments tied to the fishing charter vessels are satisfied.

Net Loss. Net loss for the year ended December 31, 2024 was $447,495 as compared to a net loss of $1,316,573 for the year ended December 31, 2023, a decrease of 66.0%. The decrease in net loss in the current year over the prior comparable period can be primarily attributed to the loss recognized on the asset purchase of Down2Fish. We expect to continue to realize net losses from operations over the next twelve months as management works to implement its business model.

Capital Expenditures. Capital expenditures during the year ended December 31, 2024 consisted of $25,000 for website development costs. Capital expenditures during the year ended December 31, 2023 consisted of the property and equipment acquired as part of Down2Fish.

Liquidity and Capital Resources

Since inception, Arvana has experienced significant changes in liquidity, capital resources, and stockholders’ deficit.

We had current assets of $18,393 as of December 31, 2024 consisting solely of cash as compared to $27,171 as of December 31, 2023 consisting of cash and a bond. Total assets were $202,176 as of December 31, 2024 consisting of current assets, property, equipment, and intangible assets as compared to total assets of $216,549 as of December 31, 2023 consisting of cash, a bond, property, equipment, and intangible assets. We had a working capital deficit of $969,980 as of December 31, 2024 compared to a working capital deficit of $311,316 as of December 31, 2023. Net stockholders' deficit in Arvana was $1,250,966 at December 31, 2024 compared to a net stockholders' deficit in Arvana of $962,126 at December 31, 2023.

The following table shows a summary of our cash flows for the periods presented:

	Year Ended
	December 31,
	2024	2023	Change
Net cash provided by (used in):
Operating activities	$(193,580)	$(168,018)	$(25,562)
Investing activities	(25,000)	(54,552)	29,552
Financing activities	214,802	102,276	112,526
Increase (decrease) in cash	$(3,778)	$(120,294)	$116,516

Cash Used in Operating Activities

Net cash used operating activities for the year ended December 31, 2024 was $193,580 as compared to net cash used in operating activities of $168,018 for the year ended December 31, 2023. Net cash used in operating activities in the current period can be attributed to book expense items that do not affect the total amount relative to actual cash used, such as stock-based compensation, depreciation, and loss on asset purchase. Balance sheet accounts that affect cash but are not income statement related that are added or deducted to arrive at cash used in operating activities include accounts payable and amounts due to related parties.

We expect net cash used in operating activities to continue over the next twelve months as we implement our business plan.

Cash Used in Investing Activities

Net cash used in investing activities for the year ended December 31, 2024 was $25,000 as compared to $54,552 net cash used in investing activities for the year ended December 31, 2023. Net cash used in investing activities in the prior year can be attributed to asset acquisition and the purchase of fixed assets offset by amounts received from the sale of fixed assets.

We expect to use net cash in investing activities in the near term as investment will be required of us in connection with the expansion our fishing charter business.

Cash Flows from Financing Activities

Net cash provided by financing activities for the year ended December 31, 2024 was $214,802 as compared to net cash provided by financing activities of $102,276 for the year ended December 31, 2023. Net cash provided from financing activities in the current year consisted of proceeds from loans payable to related parties offset by payments made on loans payable to related parties.

We expect to continue to use net cash provided by financing activities over the next twelve months generated through additional private equity placements, public offerings, or private debt to expand our business.

Arvana does not intend to pay cash dividends in the foreseeable future.

Arvana had no lines of credit or other bank financing arrangements as of December 31, 2024 .

Arvana had no commitments for future capital expenditures at December 31, 2024.

Arvana has adopted the Arvana Inc. 2022 Stock Incentive Plan.

Arvana has no current plans for the purchase or sale of any plant or equipment.

Arvana has no current plans to make any changes in the number of employees.

Critical Accounting Policies

The preparation of financial statements in accordance with U.S. GAAP requires us to make estimates and assumptions affecting the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of net revenues and expenses in the reporting period. We base our estimates and assumptions on current facts, historical experience, and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. We continually review the estimates and underlying assumptions to ensure they are appropriate for the circumstances. Accounting assumptions and estimates are inherently uncertain and actual results may differ materially from our estimates.

A summary of our critical accounting policies is provided in Note 1 to the audited financial statements for the years ended December 31, 2024 and 2023 included in this Form 10-K. We discuss accounting policies that are significant in determining our results of operations.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, financings, or other relationships with unconsolidated entities or other persons, also known as “special purpose entities.”

MANAGEMENT’S PLAN TO CONTINUE AS A GOING CONCERN

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management’s plans to obtain such resources for the Company include (1) obtaining capital from the sale of its securities, and (2) short-term borrowings from shareholders or related party when needed. However, management cannot provide any assurance that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations.

Our independent registered public accounting firm’s report contains an explanatory paragraph which has expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

Forward-Looking Statements

All statements contained in this prospectus that are not historical facts, including statements regarding anticipated activity, are “forward-looking statements” within the meaning of the federal securities laws, involve a number of risks and uncertainties and are based on our beliefs and assumptions and information currently available to us. In some cases, you can identify forward-looking statements by words such as “may,” “will,” “should,” “expect,” “objective,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “forecast,” “continue,” “strategy,” or “position” or the negative of such terms or other variations of them or by comparable terminology. In particular, statements, express or implied, concerning future actions, conditions or events, future operating results or the ability to generate sales, income or cash flow are forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including:

Other uncertainties that could affect the accuracy of forward-looking statements include:

•	the worldwide economic situation;

•	any changes in interest rates or inflation;

•	the willingness and ability of third parties to honor their contractual commitments;

•	our ability to raise additional capital, as it may be affected by current conditions in the stock market and competition for risk capital;

•	our capital expenditures, as they may be affected by delays or cost overruns;

•	environmental and other regulations, as the same presently exist or may later be amended;

•	our ability to identify, finance and integrate any future acquisitions; and

•	the volatility of our common stock price.

This list is not exhaustive of the factors that may affect any of our forward-looking statements. You should read this report completely and with the understanding that our actual future results may be materially different from what we expect. These forward-looking statements represent our beliefs, expectations and opinions only as of the date of this report. We do not intend to update these forward-looking statements except as required by law. We qualify all of our forward-looking statements by these cautionary statements.

BUSINESS

Our Company

Arvana was incorporated in the State of Nevada on June 16, 1977, as “Turinco, Inc.” to engage in any legal undertaking. On July 24, 2006, Arvana changed its name from Turinco, Inc. to Arvana Inc. on the acquisition of Arvana Networks, Inc., a telecommunications business. We discontinued efforts related to that business as of December 31, 2009. Arvana acquired Down 2 Fish Charters, LLC on February 3, 2023. Down2Fish was organized under the laws of the State of Florida on April 1, 2019.

Arvana acquired the assets and assumed the liabilities of Down2Fish on February 3, 2023, from LCF Salons, LLC, (“LCF”) in exchange for fifty thousand dollars ($50,000) and a secured promissory note (“Note”) in the amount of seven hundred thousand dollars ($700,000) payable twenty-four (24) months after the closing date that bears interest of seven and one quarter percent (7¼%) per annum. Interest on the promissory note is payable on an annual basis. The parties have agreed to extend the maturity date of the Note to August 15, 2025.

Stockholders approved a forward stock split of Arvana’s common shares on a 3-for-1 basis effected on April 19, 2023, to stockholders of record on March 31, 2023. All changes in Arvana’s capital structure have been given retroactive effect in this annual report.

While Arvana operates its fishing charter business it has continued to seek business opportunities in real estate development. On December 12, 2023, Arvana announced a non-binding memorandum of understanding to acquire the business of FirstShot Centers, LLC (“FirstShot”), a Nevada based company intent on expanding its specialty use concept to acquire and repurpose vacant shopping malls, outlet locations and big box stores throughout the United States to attract new tenants from targeted industries that offer goods or services that are not available online. The parties are yet to enter into a definitive agreement pending delivery of the FirstShot business and financing plan.

History

Down2Fish operates a Florida based fishing charter business that offers a range of curated maritime adventures that include inshore, offshore, and custom charters for fishing enthusiasts, nature lovers and tourists. The business is operated from a private dock in Palmetto, Florida that services the Tampa Bay area in addition to St Petersburg, Sarasota, Venice, Port Charlotte, and Clearwater. Down2Fish generates revenue from the sale and provision of fishing charter services.

Services

Down2Fish offers the following service options for seaborne adventures:

•	inshore/coastal fishing boat charter services;

•	offshore fishing boat charter services.

•	sight-seeing fishing boat charter services; and

•	custom fishing boat chart services.

In-shore fishing charters are an excellent way to experience deep-sea fishing off the Florida Gulf coast without spending the day motoring out to the open sea and back again. Customers get the full experience of baiting their line, casting, hooking, and landing a real live Gulf water fish, all within sight of shore. We offer in-shore charters as full or half-day adventures that includes exploring flats and bays up to three miles from the beach. May, June, and July are the best months for inshore fishing in the Tampa Bay area. Popular inshore fish species include mangrove snapper, snook, redfish, tarpon, and cobia. Fishing lessons are included on our charters along with help in cleaning the catch.

An offshore deep-sea fishing charter is designed to be an immersive experience. Charters are all-day trips that travel up to eighty miles offshore to open waters off the Florida Gulf coast, that are home to large fish, up to 50lbs or more including red grouper, scamp grouper, gag grouper, mahi mahi, American red snapper, red porgy, greater amberjack, blackfin tuna, various shark species, king mackerel, jack crevalle, and cobia. The skills required for deep-sea fishing can be more challenging than that required for in-shore fishing and the equipment more exhaustive to use. Fishing lessons for inexperienced deep-sea anglers are often a good part of the charter. We offer deep-sea fishing all year round subject to weather conditions.

Sight-seeing charters specialize in taking customers out on local waterways on guided tours of aquatic and terrestrial points of interest. This type of charter works well in tourist destinations such as Tampa.

Custom or special event charters are all-day trips designed to commemorate special events such as weddings, corporate outings, or birthday parties that can combine in-shore and off-shore fishing charters. Customers can choose from a variety of activities and sight-seeing options tailored to specific requests.

We intend to offer dolphin watching charters as the means to grow the Down2Fish brand in the Greater Tampa area and are exploring the possibilities for offering whale watching charters. The Tampa Bay area is ideal for dolphin spotting as many dolphins live in shallow waters close to the coastline. Dolphin tours are popular with families and groups. However, Down2Fish will need a larger vessel that can carry more clients to initiate dolphin watching charters. North Atlantic right whales can be sporadically spotted from November to April calving in waters off the Florida Gulf coast. Given that right whales potting in Florida is a rarity, we are unaware of any fishing charter companies in Florida that offer whale watching tours so to offer this service could quickly help us distinguish the Down2Fish brand.

Industry

The fishing charter industry consists of businesses that engage in services such as inshore/coastal fishing, offshore fishing, and tournament fishing. Operators provide charter boat services for individuals, parties, and companies. Operators may vary greatly in size, ranging from large operators with a fleet of vessels to single boat owner-operators and part-time charter companies. The industry has seen faltering growth over the past five years. COVID-19was the primary disruption that resulted in a significant decline in domestic tourism.

The IBISWorld report dated to September 2023 explains the fishing charter industry has experienced a moderate decline over the last five years. Overall revenue was estimated to drop at an annualized rate of 4.8% through that period to $440.3 million. Despite the fall in revenue, the IBIS World report added that the number of charter boat businesses grew by 2.4% to 3,649, and the number of charter boat employees grew by 1.4% to 5,753 during the prior five years to September 2023. While the fishing charter industry benefited from a recovering economy in 2021 post pandemic, rising inflation in 2022, dampened growth through 2023. The reports notes that the fishing charter industry continues to face stiff competition from other recreational activities such as hiking, running, and video games along with a negative shift in consumer confidence. Inflation has caused consumers to save more of their earnings in response economic uncertainty which sentiment has had a chilling effect on the demand for fishing charter boat services.

Looking ahead, the IBIS World report for the fishing charter business has forecast an increase in revenue at an annualized rate of 3.0% to $511.3 over the next five years as disposable income is expected to increase in a tight labor market, which development will likely provide consumers with more discretionary income for recreational services such as fishing charters.

Competition

While no single participant in the fishing charter business holds a dominant share of the available market, we do nonetheless face intense competition. Competitors range from industry operators that maintain fleets of vessels, to single vessel owner-operators and part-time charter companies. Existing and prospective competitors have or could have advantages over us such as those with greater name recognition, longer operating histories, deeper service offerings, larger customer bases, substantially greater financial or other resources. Many of our competitors offer fishing charters at a low-cost that may be difficult or impossible for us to match and are able to book fishing charters directly from their own e-commerce websites as compared to our reliance on third-party booking sites or services to accept payment, all of which are paid a fee for each engagement.

We are faced with a bevy of competitors in the Tampa Bay area that include:

•	Queen Fleet Deep Sea Fishing based in Clearwater, Florida, a family-owned business that has offered fishing charters for over sixty years. Service offerings include charters for up to 150 persons on “fishing party boats” for half day excursions, and on smaller charters for up to 85 persons on all day fishing excursions. The business maintains two of the larger fishing party boats and one vessel for all day fishing charters.

•	Poseidon Fishing Charters that operate from Tampa Bay offers specific charters to fish for specific fish species, such as goliath grouper fishing or shark fishing, night fishing and firework sight-seeing tours. Poseidon Fishing also offers a summer camp for children, merchandise, and special pricing for time sensitive charters.

•	Florida Reels Fishing Charters offers a variety of pick-up locations along the Gulf Coast that is operated by a single owner-operator with one custom built vessel. The business emphasizes its use of top fishing equipment and reliance on knowledge-based fishing derived from years spent fishing in the area.

While this list of competitors is in no way exhaustive it does provide a snapshot of competition in the area and some of the distinguishing characteristics used by these competitors to attract fishing charters.

Our competitive weaknesses are tied to our limited operating history and the size of our operation. Since we are relatively new to operating in the Tampa Bay area, our business struggles with brand recognition in a market filled with options. We expect that the implementation of our business plan will increase brand recognition and customers for our fishing charters. However, efforts to expand brand recognition require that we overcome our biggest competitive weakness that being the limited financial resources at our disposal. Material growth will depend, in no small part on our ability to purchase an additional vessel to host dolphin sightseeing charters, and our willingness to spend additional sums on marketing our charters. We do not presently have the funds necessary to purchase a suitable dolphin sightseeing vessel, or to boost marketing efforts.

Despite the nature of the fishing charter industry and our competitive weaknesses, we believe that the services we offer today will continue to compete effectively due to several factors. We have a team with excellent experience in the fishing charter industry that provides the core strength of our workforce. Aside from the synergies that exist in our carefully selected workforce, our charters are guided by best practices in the industry. Our captain is at the top of the range for expertise in running fishing charters. Another of our strengths is our location in Palmetto, Florida with easy access to the Florida Gulf Coast, an area extremely popular for anglers and tourists alike. The state-of-art condition of our fishing boats and fishing equipment is an attraction for customers. Another of our strengths is our attention to fishing rules and regulations focused on preserving the environment. Our concern for the environment is not lost on customers who are increasingly focused on enjoying nature without causing harm in the process. We are also cost competitive with other fishing charter businesses in the area.

Market Analysis

The fishing charter industry competes with a wide variety of other recreational activities that include non-fishing sightseeing, land-based recreation such as hiking, city sightseeing, and even sporting events. A research report published by IBISWorld in 2018 reported that during the five years that preceded that year, the industry lost ground to other forms of recreation as consumer preferences changed. The COVID-19 pandemic had a further chilling effect on the industry as prospective customers were bound to remain in their homes. However, a post-COVID-19 IBISWorld report on the fishing charter industry released in September of 2023 forecasts that the industry is expected to realize annualized revenue growth through 2028, on the basis that sustained economic growth will lead to an increase in consumer incomes which will enable more people to spend more money on recreational activities. Despite the effects of inflation, there is reason to believe that the fishing charter industry is about to enter a consistent growth pattern in the face of competing recreational activities.

Marketing Strategy

Our marketing strategies are directed towards achieving specific objectives that support our strategic goals to create new market channels, increase revenue and grow market share. We expect to leverage off premier fishing charter experiences to win new customers and retain existing ones. Down2Fish maintains modern well equipped fishing charter vessels, experienced crews, a convenient location from which to embark on charters, and reliance on highly reliable payment platforms for payment. Our intention is also to work with brand and publicity consultants to help us map out publicity and advertising strategies that will help us reach our target market.

We expect to continue to make use of the following marketing and sales strategies:

•	promote our business online via our official website and social media platforms like; Instagram, Facebook, twitter, YouTube, Google, LinkedIn + et al;

•	offer Down2Fish branded merchandise online and aboard our fishing charters;

•	advertise special prices;

•	advertise our fishing boat charter in our official website and employ strategies that will help us pull traffic to the site;

•	promote our business on fishing charter booking sites such as Fareharbor, Travelocity, and Fishing Booker; and

•	dress crew members in branded shirts with our company logo.

Our pricing is similar to the average price of what is charged for a fishing charter. While we do not charge more than our competitors, we do not chargeless. Nonetheless, we do intend to offer discounts on our fishing charters for special events, and to reward loyal customers especially for referrals to our business.

Our facility to accept payments is all inclusive, as we are quite aware that different customers prefer different payment options such as:

•	payment via bank transfer

•	payment with cash

•	payment via Point-of-Sale Machine (POS)

•	payment via credit card.

Governmental Regulation

Our business is subject to extensive federal, state, and local regulations in Florida.

The captain of a saltwater fishing charter must comply with U.S. Coast Guard (“USGC”) regulations which include holding a USGC Captain’s License. Vessels used by a charter captain to do business must be commercially registered or have a USGC certificate of documentation with a commercial designation and follow USGC vessel safety requirements. Vessels carrying more than six passengers for hire must also have a Certificate of Inspection issued by the USGC. The USGC also exercises full authority over the safety and health of crews aboard vessels that have been inspected and certified. Any safety or health complaints received by the Occupational Safety and Health Administration (“OSHA”) concerning crew working conditions on an inspected vessel are referred to the USGC for determination of whether the events complained of constitute hazardous conditions. Fishing charters conducted in the Gulf of Mexico are also required to hold Gulf of Mexico Charter/Headboat for Reef Fish, and a Gulf of Mexico Charter/Headboat for Coastal Migratory Pelagics permits issued by the National Oceanic and Atmospheric Administration (“NOAA”). Enforcement falls on the NOAA Office of Law Enforcement.

Florida requires a Charter Captain or Boat Fishing License to carry paying customers for the purpose of taking, attempting to take or possessing saltwater fish or organisms. A Florida Charter Captain license also covers customers on a charter who are not required to hold separate recreational saltwater fishing licenses and permit the licensed captain to go from boat to boat to do business. Florida also requires us to hold a Gulf Reef Fish Charter/Endorsement. State licenses are issued by the Florida Fish and Wildlife Conservation Commission (“FWC”). Our business is also subject to FWC Florida Charter for Hire Regulations and Florida Recreational Fishing Regulations. We are further required to register as our boats as commercial vessels with the Florida Highway Safety and Motor Vehicles. Our business must also follow certain local restrictions as to seasons, volume, and fish species subject to catch.

We are also subject to city and county business license requirements.

Any failure to comply with the rules and regulations that govern fishing charter businesses could result in substantial penalties. Since such rules and regulations are frequently amended or interpreted differently by regulatory agencies, we are unable to accurately predict the future cost or impact on our business in complying with such laws or ultimately what cost or impact compliance or otherwise will have on us. Nevertheless, we do believe that our business is currently in regulatory compliance with those rules and regulations incumbent upon us.

Environment

We seek to comply with all applicable federal, state, and local statutory laws or regulations concerning the preservation of our environment. The Magnuson-Stevens Fishery Conservation and Management Act (“MSA”) is the primary federal law governing marine fisheries management in federal waters up to two hundred nautical miles off the U.S. coasts. The MSA works through local councils to maintain its objectives. Our business falls under the Gulf of Mexico Fishery Management Council, one of eight councils that are responsible for developing management plans to prevent overfishing, rebuild fish stocks and promote the long-term health of fishing. MSA councils look to the Scientific and Statistical Committee (“SSC”) for advice over a range management issues, such as what is an acceptable biological catch, maximum sustainability, and rebuilding targets. Based on data generated by the SSC, each council develops a fish management plan and submits recommended regulations to the U.S. Secretary of Commerce. The Gulf of Mexico Fishery Management will also work with the FWC to ensure consistency in catch limitations. NOAA is one of the agencies responsible the enforcement of MSA directives.

Florida is fiercely protective of its fish stocks given the tremendous economic impact it has on the state. On the state level the FWC is responsible for saltwater regulations that extend up to nine nautical miles off the Florida Gulf Coast. Regulations published through the FWC go to bag limits, species, size, and season for each fish species that can be legally caught. The FWC also publishes a list of fish species that cannot be caught. Since restrictions are subject to change, current restrictions are published online on the FWC’s website, eRegulations.com, and through independent businesses that offer fishing charters. Local fishing areas may also maintain restrictions on fishing that apply to their communities.

Expenditures for compliance with federal state and local environmental laws have not had, and are not expected to have, a material effect on our business.

Employees

Arvana has a non-employee compensation arrangement with chief executive officer who also serves as acting chief financial officer and as a director. He engages consultants, attorneys, accountants, and auditors as necessary to direct Arvana’s business. Management has no intention of engaging additional employees until the sustainability of our business is assured.

Down2Fish has a non-employee compensation arrangement with its manager and plans to hire additional persons moving forward to increase the number of fishing charters tours undertaken.

Patents, Trademarks, Licenses, Franchises, Concessions, Royalty Agreements and Labor Contracts

Arvana owns no patents, trademarks, licenses, franchises, concessions, or royalty agreements and is not subject to any labor contracts.

Properties

Our principal executive offices are located at 299 Main Street, 13th Floor, Salt Lake City, UT 84111. We believe that our office facilities are suitable and adequate for our operations as currently conducted and contemplated.

Legal Proceedings

The Company currently has no litigation pending, threatened or contemplated, or unsatisfied judgments

From time to time, we may be a party to legal proceedings incidental to the normal course of our business including the enforcement of our rights under contracts with purchasers and suppliers.

Summary of Stock Purchase Agreement

On August 11, 2025, the Company entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Generating Alpha Ltd. (the “Selling Stockholder”), pursuant to which the Company has the right, but not the obligation, to sell to the Selling Stockholder, from time to time and at the Company’s sole discretion, up to $100,000,000 of the Company’s common stock, subject to the terms and conditions set forth in the Stock Purchase Agreement.

Under the Stock Purchase Agreement, the Company may deliver a written notice (a “Put Notice”) requiring the Selling Stockholder to purchase a specified dollar amount of common stock. The purchase price for shares sold pursuant to a Put Notice is equal to 96% of the Market Price, where “Market Price” is defined in the Stock Purchase Agreement as the lowest volume-weighted average price (“VWAP”) of the Company’s common stock during the applicable valuation period, as specified therein. The minimum Put amount is $20,000, and the maximum amount for any Put is limited to the lesser of (i) $5,000,000 or (ii) 300% of the average daily trading volume, subject to adjustment by mutual written consent of the parties.

The Selling Stockholder is not required to purchase any shares to the extent such purchase would result in the Selling Stockholder beneficially owning more than 4.99% of the Company’s outstanding common stock at any time. In addition, the Selling Stockholder’s obligation to purchase shares under the Stock Purchase Agreement is subject to customary conditions, including the effectiveness of a registration statement covering the resale of such shares.

In connection with the Stock Purchase Agreement, the Company entered into a Registration Rights Agreement with the Selling Stockholder, pursuant to which the Company agreed to file and maintain an effective registration statement covering the resale of the shares issued or issuable under the Stock Purchase Agreement, in accordance with the terms thereof. The Registration Rights Agreement is filed as an exhibit to this registration statement.

The Stock Purchase Agreement will terminate upon the earliest to occur of: (i) the first day of the month following the 60-month anniversary of the effective date of the resale registration statement, (ii) the date on which the Selling Stockholder has purchased shares in an aggregate amount equal to the full $100,000,000 commitment, or (iii) the date on which the applicable registration statement is no longer effective. The Company may also terminate the Stock Purchase Agreement in accordance with its terms.

For purposes of this registration statement and in accordance with applicable Securities Act rules and SEC Compliance and Disclosure Interpretations, we are registering 15,000,000 shares of common stock that may be issued and sold by the Selling Stockholder under the Stock Purchase Agreement. The actual number of shares that may be issued will depend on the market price of our common stock at the time of each Put, the amount of each Put, and compliance with applicable ownership and volume limitations. Accordingly, the number of shares registered herein does not represent the maximum number of shares that may ultimately be issued under the Stock Purchase Agreement.

Except as described above, the Stock Purchase Agreement does not impose additional trading volume requirements on the Company. The Company retains sole control over the timing and amount of any sales of common stock to the Selling Stockholder under the Stock Purchase Agreement.

Issuances of common stock under the Stock Purchase Agreement may result in significant dilution to existing stockholders. The issuance of shares at a discount to prevailing market prices may exert downward pressure on the trading price of the Company’s common stock. In addition, there can be no assurance that the Company will be able to access the full amount available under the Stock Purchase Agreement due to market conditions, trading volume limitations, regulatory requirements, or other factors.

Conditions to Sales Under the Stock Purchase Agreement

Under the Stock Purchase Agreement, the Company’s right to sell shares of its common stock to the Selling Stockholder is subject to the satisfaction of the following conditions at the time of each sale:

•	A registration statement covering the resale of the shares issuable under the Stock Purchase Agreement, of which this prospectus forms a part, must be effective and available for use.

•	The representations and warranties of the Company contained in the Stock Purchase Agreement must be true and correct in all material respects as of the applicable sale date, except for representations and warranties made as of a specific earlier date.

•	The Company must have performed and complied in all material respects with its covenants, agreements, and obligations required to be performed or complied with under the Stock Purchase Agreement as of the applicable sale date.

•	No law, rule, regulation, order, judgment, injunction, or other governmental action shall be in effect that prohibits or materially restricts the consummation of the transactions contemplated by the Stock Purchase Agreement.

•	Trading in the Company’s common stock must not have been suspended by the Securities and Exchange Commission, the principal trading market on which the common stock is quoted, or the Financial Industry Regulatory Authority, Inc., and the common stock must remain eligible for quotation on such market.

•	The sale of shares must not result in the Selling Stockholder beneficially owning more than 4.99% of the Company’s outstanding common stock immediately after giving effect to such sale.

•	No event shall have occurred that would reasonably be expected to result in the suspension or ineffectiveness of the applicable registration statement.

Stock Purchase Agreement Termination Rights

The Stock Purchase Agreement may be terminated by the Company in accordance with its terms, including upon the occurrence of certain events specified therein. In addition, the Stock Purchase Agreement will terminate automatically upon the earliest to occur of: (i) the first day of the month following the 60-month anniversary of the effective date of the resale registration statement, (ii) the date on which the Selling Stockholder has purchased shares of common stock in an aggregate amount equal to the full $100,000,000 commitment under the Stock Purchase Agreement, or (iii) the date on which the applicable registration statement ceases to be effective. Any termination of the Stock Purchase Agreement is subject to the rights and obligations that expressly survive termination, if any, as provided therein.

No Short-Selling by the Selling Stockholder

Pursuant to the Stock Purchase Agreement, the Selling Stockholder has agreed that neither it nor its affiliates will engage in short sales of the Company’s common stock during the term of the Stock Purchase Agreement, except as may be permitted under applicable securities laws and as expressly allowed by the Stock Purchase Agreement. The Selling Stockholder has further represented that it does not engage in hedging transactions or other trading activities designed to profit from a decline in the market price of the Company’s common stock in connection with purchases made under the Stock Purchase Agreement.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

Board of Directors

Our board of officers and directors consist of the following individuals:

Name and Year First Elected Director(1)	Age	Background Information
James Kim (2024)	53	James Kim was appointed CEO and to the board on July 17, 2024. Mr. Kim brings to his position 20 years of operational excellence and senior level management covering all aspects of a business from Operations, Sales, Technology and HR. He started his career during the dot com days working in a high growth startup and worked his way up to Director level before leaving to go to his next successful startup as a co-founder. His career has covered many areas, but most recently has been focused on consulting and advisory roles before landing as CEO at Arvana.

Sir John Baring (2025)	77	Sir John Baring serves as chairman of our Board and has previously served as our chief executive officer. He was appointed as a director on May 26, 2005, and as chairman of the Board on October 17, 2005. Sir John resigned as a director on July 24, 2021, and was reappointed as a director on November 15,2021. Sir John Baring brings more than 30 years of banking and investing experience to the Board. He has been involved with capital markets, private company investment and management for the breadth of that experience with a focus on emerging companies. Since June 2002, Sir John has acted as a managing and founding member of Mercator Management LLC, a leading fund management company. Sir John was educated at Eton College and holds a degree from the Royal Agricultural College University.

(1) The business address of our officers and directors is 299 Main Street, 13th Floor, Salt Lake City, UT 84111.

CORPORATE GOVERNANCE

Insider Trading Policies and Procedures

As of the date of this filing, the Company has not adopted a formal insider trading policy or procedure applicable to directors, officers, employees, or the Company itself. The Company is a smaller reporting company with a limited number of employees and officers, and management believes that it can adequately monitor trading activity and compliance with applicable securities laws without a formal written policy. While the Company does not currently maintain a formal policy, all directors, officers, and employees are expected to comply with the requirements of federal securities laws, including restrictions on trading while in possession of material non-public information. The Company continues to evaluate its governance practices and may adopt a formal insider trading policy in the future as its operations grow or its circumstances change.

Corporate Social Responsibility

We believe that social responsibility is essential for a healthy and equitable corporate culture; one that balances the interests of its various worldwide stakeholders, including employees, shareholders, and our potential partners and customers. We are committed to sound corporate citizenship in the way we manage our people, our business and our impact on society and the environment. Furthermore, we acknowledge our responsibility to ensure our products will be designed, developed, and supplied in an environmentally safe and sound manner. We believe that we obey and comply with all laws and regulations that apply to us in the communities where we do business. Further, we value our stockholders’ governance view and will solicit feedback from our stockholders relating to matters that are important to them, on environmental, social and governance topics.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of the following events occurred during the past ten years that are material to an evaluation of the ability or integrity of any of our executive officers, directors, or promoters:

(1) A petition under the federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

(2) Convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3) Subject of any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

(i)       Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii)       Engaging in any type of business practice; or

(iii)      Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

(4) Subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any such described activity;

(5) Found by a court of competent jurisdiction in a civil action or by the Commission to have violated any federal or state securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

(6) Found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

(7) Subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended, or vacated, relating to an alleged violation of:

(i)        Any federal or state securities or commodities law or regulation; or

(ii)        Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order;

(iii)        Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

(8) Subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S. C 78c(a)(26)), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Director Independence and Board Committees

We are not required under the Exchange Act to maintain any committees of our Board. Further, we are not currently subject to listing requirements of any national securities exchange or inter-dealer quotation system which have requirements that a majority of the board of directors be “independent” or maintain any committees of our Board and, as a result, we are not at this time required to have our Board comprised of a majority of “independent directors” or to have any committees. However, we do have two independent directors on our Board around which we formed a compensation committee to administer the 2022 Arvana Stock Incentive Plan and an audit committee.

Family Relationships

There are no family relationships by between or among the members of the Board or other executive officers of Arvana.

Indemnification

Our articles of incorporation and bylaws include provisions limiting the liability of directors and officers and indemnifying them under certain circumstances. We further intend to secure directors’ and officers’ liability insurance in the near term. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (“Securities Act”) may be permitted to directors, officers or persons controlling Arvana pursuant to Nevada law, we are informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Audit Committee and Audit Committee Financial Expert

The Board has established an audit committee that is comprised of James Kim and Sir John Baring. The Board regularly engages qualified CPAs to advise on financial reporting matters, potential issues, and the evaluation of the Company’s financial statements. The Board is actively seeking to expand its membership and add an additional director with strong financial expertise.

The audit committee recommends independent accountants to audit its financial statements, discusses the scope and results of the audit with our independent accountants, considers the adequacy of internal accounting controls, considers audit procedures and reviews non-audit services performed by our independent accountants.

The audit committee would also be called upon to oversee our cybersecurity framework in the event management identifies a cybersecurity threat.

Code of Ethics

We have adopted a Code of Ethics that applies to our directors, officers, and employees.

A copy of our Code of Ethics is incorporated by reference, to the Form 10-KSB for the year ended December 31, 2006, filed as an exhibit thereto on April16, 2007.

Significant Employees

Our chief executive officer and chief financial officer are Arvana’s only significant employees.

Term of Office

Our directors are appointed for one (1) year terms to hold office until the next annual stockholders meeting or until removed from the Board in accordance with Arvana’s bylaws.

Arvana’s chief executive officer and chief financial officer retain their positions in accordance with their respective consulting agreements, subject to removal by the Board, or their resignation.

Board Leadership Structure and Role in Risk Oversight

Our chief executive officer and chief financial officer also serve as members of the Board. These two individuals are currently responsible for all oversight aspects of finance and accounting functions. Due to reliance on two individuals to fill multiple roles within the Company, we do not have a formal policy regarding the separation of duties related to accounting and finance functions. We are working on bifurcating the responsibilities of the chief executive officer and chief financial officer to help remediate this internal control weakness, and management is actively working on hiring additional personnel to perform various functions related to finance and accounting in order to achieve a proper segregation of duties and establish oversight functions.

The Board has determined that the present leadership structure is appropriate for Arvana and its stockholders at this stage of the Company’s development and while it continues to implement its business strategies. This structure promotes alignment between the Board and management and establishes a unified chain of command to support execution of strategic initiatives. The Board also believes that including the chief executive officer and chief financial officer as directors strengthens the connection between management and the Board to facilitate the regular and effective flow of information.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than ten percent of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent stockholders are required by Commission regulation to furnish us with copies of all Section 16(a) forms they file. Based on our review of the copies of such forms received by us, we believe that during the fiscal year ended December 31, 2023, all such applicable filing requirements were met.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None of our directors or executive officers, nor any proposed nominee for election as a director, nor any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to all of our outstanding shares, nor any members of the immediate family (including spouse, parents, children, siblings, and in−laws) of any of the foregoing persons has any material interest, direct or indirect, in any transaction since the beginning of our last fiscal year or in any presently proposed transaction which, in either case, has or will materially affect us except as described below:

•	Bondock LLC – owned by a stockholder, Brian Lovig, holding shares carrying more than 5% of the voting rights attached to our outstanding shares, accepted two promissory notes from Arvana in the amount of $350,000 which was assigned in the current fiscal year and outstanding at December 31, 2024.

EXECUTIVE COMPENSATION

The following table summarizes the total compensation for the two fiscal years ended December 31, 2025, of each person who served as our principal executive officer or principal financial and accounting officer collectively, (the “Named Executive Officers”) including any other executive officer who received more than $100,000 in annual compensation from the Company. Executive compensation has been accrued and unpaid. We did not award cash bonuses, sstock options or non-equity incentive plan compensation to any Named Executive Officer during the two years ended December 31, 2025, thus these items are omitted from the table below:

Summary Compensation Table
Name and Principal Position	Fiscal Year	Salary	Stock Awards	All Other Compensation	Total
James Kim	2025	$60,000	$–	$-	$60,000
Chief Executive Officer	2024	$60,000	$–	$-	$60,000
Sir John Baring	2025	$-	$-	$-	$-
Chairman of the Board	2024	$-	$-	$-	$-

There is no other arrangement or understanding between our directors and officers and any other person pursuant to which any director or officer was or is to be selected as such.

Outstanding Equity Awards at Fiscal Year-End

There were no grants or equity awards to our Named Executive Officers or directors during the two fiscal years ended December 31, 2025.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

AND RELATED STOCKHOLDER MATTERS

The following table sets forth the beneficial ownership of each of our directors and executive officers, and each person known to us to beneficially own 5% or more of the outstanding shares of our common stock, and our executive officers and directors as a group, as of the date of this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Unless otherwise indicated, we believe that each beneficial owner set forth in the table has sole voting and investment power and has the same address as us. As of as of the date of this prospectus, we had 125,845,554 shares of common stock issued and outstanding. The following table describes the ownership of our voting securities (i) by each of our officers and directors, (ii) all of our officers and directors as a group, and (iii) each person known to us to own beneficially more than 5% of our common stock.

Title of Class	Name & Address(1)	Number of Shares Beneficially Owned Prior to the Offering	Percent of Class	Number of Shares Beneficially Owned After the Offering(2)	Percent of Class
Common	Sir John Baring, Director	43,875	<1%	43,875	<1%
Common	All Officers and Directors as a Group	48,375	<1%	48,375	<1%

Common	Bondock LLC(3)	42,551,065	33.81%	55,551,065	11.32%
Common	Pinto Concepts, Inc. (3)	10,000,000	7.94%	10,000,000	2.66%
Common	Brian Lovig	3,000,000	2.38%	3,000,000	0.79%

(1)	Address for the above-named shareholders: c/o Arvana, Inc., 299 Main Street, 13th Floor, Salt Lake City, UT 84111.

(2)	Assumes the complete issuance of all shares registered herein.

(3)	Bondock LLC. and Pinto Concepts Inc. are under the beneficial ownership of Brian Lovig

 DESCRIPTION OF CAPITAL STOCK

The Selling Stockholder is offering up to 15,000,000 shares of our common stock for resale in quoted or private transactions, at fixed or negotiated prices. The following description of our capital stock is based on relevant portions of the Nevada Revised Statutes, or the “NRS,” and on our Articles of Incorporation (also sometimes referred to as our “charter”) and Bylaws. This summary may not contain all of the information that is important to you, and we refer you to the NRS and our Articles of Incorporation and Bylaws for a more detailed description of the provisions summarized below.

Arvana, Inc. was organized as a corporation under the laws of the State of Nevada in 1977. Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.001 per share. As of the date of this prospectus, there were approximately 93 record holders of our common stock.

Our charter provides that our board of directors may not amend our Articles of Incorporation without approval of our shareholders, including holders of our preferred shares. A decrease or increase in the number of shares of capital stock which we may issue would require an amendment of our charter.

As of the date of this prospectus, we had 125,845,554 shares of common stock issued and outstanding. The number of shares outstanding does not include shares of common stock that are issuable pursuant to the Equity Financing Agreement.

Title of Class	Amount Authorized	Amount Outstanding Exclusive of Amounts Shown Under(1)
Common stock, par value $0.001per share	500,000,000	125,845,554
	500,000,000	125,845,554

(1)	Calculated as of February 6, 2026.

Common Stock

Our charter authorizes us to issue up to 500,000,000 shares of common stock. All shares of our common stock have equal rights as to earnings, assets, dividends and voting privileges. If and when we issue shares of common stock to the Selling Stockholder pursuant to the Equity Financing Agreement, such shares will be duly authorized, validly issued, fully paid and nonassessable. Distributions may be paid to the holders of our common stock if, as and when authorized by our board of directors and declared by us out of assets legally available therefor. Shares of our common stock have no preemptive, conversion or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws or by contract. In the event of our liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after we pay all debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time. Each share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors.

Limitation of Liability of Directors and Officers; Indemnification and Advance of Expenses

Pursuant to our charter and under the Nevada Revised Statutes (hereafter, the “NRS”), our directors are not liable to us or our stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for authorization of illegal dividend payments or stock redemptions under Florida law or any transaction from which a director has derived an improper personal benefit. Our charter provides that we are authorized to provide indemnification of (and advancement of expenses) to our directors, officers, employees and agents (and any other persons to which applicable law permits us to provide indemnification) through Bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors, or otherwise, to the fullest extent permitted by applicable law.

We have previously entered into indemnification agreements with certain of our current directors and officers. The indemnification agreement indemnifies the indemnitee to the fullest extent permitted by law, including against third-party claims and claims by or in right of the Company or any subsidiary or majority-owned partnership of the Company by reason of that person (including the advancement of expenses subject to certain conditions) (a) being a director, officer employee or agent of the Company, or of any subsidiary or majority-owned partnership of the Company or (b) serving at our request as a director, officer, employee or agent of another entity. If appropriate, we are entitled to assume the defense of the claim with counsel selected by us and approved by the indemnitee (which approval may not be unreasonably withheld). Separate counsel employed by the indemnitee will be at his or her own expense unless (1) the employment of separate counsel has been previously authorized by us, (2) the indemnitee reasonably concludes there may be a conflict of interest or (3) we have not, in fact, employed counsel to assume the defense of such claim.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

Provisions of the NRS and Our Charter and Bylaws

Our charter and bylaws provide that our board of directors will have the exclusive power to make, alter, amend or repeal any provision of our bylaws.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

On April 28, 2023, Arvana’s board of directors approved the engagement of Assurance Dimensions (“Assurance”) as Arvana’s independent registered public accounting firm for its fiscal year ended December 31, 2023. To date, there have been no disagreements with Assurance on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to Assurance’s satisfaction would have caused Assurance to make reference thereto in connection with its reports on the financial statements for such years. Also, during the engagement period, there were no reportable events of the type described in Item 304(a)(1)(v) of Regulation S-K.

On September 4, 2024, we dismissed Assurance as the Company’s independent registered accountant. During the period from April 28, 2023 through to September 4, 2024, the date of dismissal, there were no disagreements with Assurance on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Assurance would have caused it to make reference to the subject matter of the disagreements in connection with its report

Also on October 6, 2024, we engaged Michael Gillespie and Associates (“MG&A”), independent registered accountants, as our independent accountant following the dismissal of Assurance. Prior to the engagement of MG&A, the Company has not consulted with MG&A regarding either:

(a) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report was provided to the Company nor oral advice was provided that MG&A concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or

(b) any matter that was either the subject of a disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K), or a "reportable event" (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

LEGAL MATTERS

The legality of certain securities offered by this prospectus will be passed upon for us by JDT Legal, West Jordan, UT (“JDT Legal”).

EXPERTS

The audited consolidated financial statements of the Company for the fiscal years ended December 31, 2024, and December 31, 2023 have been included herein and in this registration statement in reliance upon reports of Michael Gillespie and Associates and Assurance Dimensions, independent registered public accounting firms, and upon the authority of said firms as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933, as amended, or the Securities Act, with respect to our shares of common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement or exhibits and schedules thereto. For further information with respect to our business and our securities, reference is made to the registration statement, including the amendments, exhibits and schedules thereto contained in the registration statement.

We also file annual, quarterly and current periodic reports and other information with the SEC under the Securities Exchange Act of 1934. You can inspect these reports and other information, as well as the registration statement and the related exhibits and schedules, without charge, at the public reference facilities of the SEC at room 1580, 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a web site that contains reports and other information regarding registrants, including us, that file such information electronically with the SEC. The address of the SEC’s web site is http://www.sec.gov. Information contained on the SEC’s web site about us is not incorporated into this prospectus, and you should not consider information contained on the SEC’s web site to be part of this prospectus.

ARVANA, INC.

FINANCIAL STATEMENTS

TABLE OF CONTENTS

Page
Nine months ended September 30 , 2025, and 2024
Consolidated Balance Sheets	F-
Consolidated Statements of Operations	F-
Consolidated Statements of Stockholders’ Deficit	F-
Consolidated Statements of Cash Flows	F-
Notes to the Consolidated Financial Statements	F-

Twelve months ended December 31, 2024, and 2023
Reports of Independent Registered Public Accounting Firms (PCAOB #5036 and #6108)	F-
Consolidated Balance Sheets	F-
Consolidated Statements of Operations	F-
Consolidated Statements of Stockholders’ Deficit	F-
Consolidated Statements of Cash Flows	F-
Notes to the Consolidated Financial Statements	F-

Arvana Inc.

Condensed Consolidated Balance Sheets

As of September 30, 2025 and December 31, 2024

	September 30,	December 31,
	2025	2024
ASSETS	(Unaudited)
Current Assets:
Cash and Cash Equivalents	$—	$18,293
Other Current Assets	5,625	100
Total Current Assets	5,625	18,393
Non-Current Assets:
Deferred Offering Costs	500,000	—
Property and Equipment, Net (Note 4)	—	136,533
Intangible Assets, Net (Note 5)	17,500	47,250
Total Non-Current Assets	517,500	183,783
Total Assets	$523,125	$202,176

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts Payable	$78,914	$62,172
Deferred Revenue	—	9,000
Other Current Liabilities	—	4,157
Related-Party Payables (Note 8)	662,263	139,885
Current Portion Related-Party Notes Payable, $700,000 and $0 in default at September 30, 2025 and December 31, 2024, respectively (Note 8)	1,050,000	760,644
Current Portion Notes Payable (Note 7)	—	12,515
Total Current Liabilities	1,791,177	988,373
Long-Term Liabilities:
Related-Party Notes Payable, Net Current Portion (Note 8)	—	350,000
Notes Payable, Net Current Portion (Note 7)	—	114,769
Total Long-Term Liabilities	—	464,769
Total Liabilities	1,791,177	1,453,142

Commitments and Contingencies	—	—

Stockholders' Deficit:
Common stock, $0.001 par value, 500,000,000 shares authorized, 122,274,125 issued and outstanding at September 30, 2025, and 107,845,554 issued and outstanding at December 31, 2024	122,276	107,847
Additional Paid-in Capital	40,141,369	36,668,638
Deferred Stock Compensation	(2,032,625)	—
Accumulated Deficit	(39,499,072)	(38,027,451)
Total Stockholders' Deficit	(1,268,052)	(1,250,966)
Total Liabilities and Stockholders' Deficit	$523,125	$202,176

The accompanying notes are an integral part of these interim unaudited condensed consolidated financial statements

Arvana Inc.

Condensed Consolidated Statements of Operations

For the Three and Nine Months Ended September 30, 2025 and 2024

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Revenue:
Charter Revenue	$2,850	$6,134	$54,378	$19,964
Lease Revenue	6,000	12,000	30,000	36,000
Total Revenue	8,850	18,134	84,378	55,964
Cost of Services	3,315	8,412	31,127	26,802
Gross Profit	5,535	9,722	53,251	29,162

Operating Expenses:
Amortization Expense	1,250	1,250	3,750	2,500
Depreciation Expense	3,475	6,711	17,375	20,134
General and Administrative	695,576	(7,311)	834,370	190,841
Professional Fees	104,776	49,302	266,350	96,482
Total Operating Expenses	805,077	49,952	1,121,845	309,957

Operating Loss	(799,542)	(40,230)	(1,068,594)	(280,795)

Other Income and Expense:
Interest Income	—	521	—	551
Interest Expense	(312,357)	(19,496)	(662,019)	(55,897)
Gain on Debt Extinguishment	50,000	—	180,708	—
Gain on Spinoff of Subsidiary	78,284	—	78,284	—
Total Other Income and Expense	(184,073)	(18,975)	(403,027)	(55,346)

Net Loss	$(983,615)	$(59,205)	$(1,471,621)	$(336,141)

Earnings Per Share:
Basic	$(0.01)	$(0.00)	$(0.01)	$(0.00)
Diluted	$(0.01)	$(0.00)	$(0.01)	$(0.00)

Weighted Average Shares Outstanding:
Basic	119,583,908	107,845,554	112,132,838	107,845,554
Diluted	119,583,908	107,845,554	112,132,838	107,845,554

The accompanying notes are an integral part of these interim unaudited condensed consolidated financial statements

Arvana Inc.

Condensed Consolidated Statements of Stockholders’ Deficit

For the Three and Nine Months Ended September 30, 2025 and 2024

(Unaudited)

			Additional	Deferred				Total
	Common Stock		Paid-in	Stock	Accumulated	Treasury Stock		Stockholders'
	Shares	Amount	Capital	Compensation	Deficit	Shares	Amount	Deficit
Balance December 31, 2023	107,845,554	$107,847	$36,490,304	$—	$(37,556,941)	(6,255)	$(3,336)	$(962,126)
Restatement Adjustment	—	—	23,015	—	(23,015)	—	—	—
Reissued Treasury Shares	—	—	(3,336)	—	—	6,255	3,336	—
Stock-Based Compensation	—	—	63,327	—	—	—	—	63,327
Net Loss	—	—	—	—	(123,714)	—	—	(123,714)
Balance March 31, 2024	107,845,554	107,847	36,573,310	—	(37,703,670)	—	—	(1,022,513)
Stock-Based Compensation	—	—	63,327	—	—	—	—	63,327
Net Loss	—	—	—	—	(153,222)	—	—	(153,222)
Balance June 30, 2024	107,845,554	107,847	36,636,637	—	(37,856,892)	—	—	(1,112,408)
Stock-Based Compensation	—	—	(13,800)	—	—	—	—	(13,800)
Net Loss	—	—	—	—	(59,205)	—	—	(59,205)
Balance September 30, 2024	107,845,554	$107,847	$36,622,837	$—	$(37,916,097)	—	$—	$(1,185,413)

Balance December 31, 2024	107,845,554	$107,847	$36,668,638	$—	$(38,027,451)	—	$—	$(1,250,966)
Stock-Based Compensation	—	—	44,806	—	—	—	—	44,806
Net Loss	—	—	—	—	(79,110)	—	—	(79,110)
Balance March 31, 2025	107,845,554	107,847	36,713,444	—	(38,106,561)	—	—	(1,285,270)
Common Stock Issued with Debt Extinguishment	500,000	500	199,500	—	—	—	—	200,000
Stock-Based Compensation	—	—	45,303	—	—	—	—	45,303
Net Loss	—	—	—	—	(408,896)	—	—	(408,896)
Balance June 30, 2025	108,345,554	108,347	36,958,247	—	(38,515,457)	—	—	(1,448,863)
Common Stock Issued for a Commitment Fee	1,428,571	1,429	498,571	—	—	—	—	500,000
Stock-Based Compensation	12,500,000	12,500	2,684,551	(2,032,625)	—	—	—	664,426
Net Loss	—	—	—	—	(983,615)	—	—	(983,615)
Balance September 30, 2025	122,274,125	$122,276	$40,141,369	$(2,032,625)	$(39,499,072)	—	$—	$(1,268,052)

The accompanying notes are an integral part of these interim unaudited condensed consolidated financial statements

Arvana Inc.

Condensed Consolidated Statements of Cash Flows

For the Nine Months Ended September 30, 2025 and 2024

(Unaudited)

	Nine Months Ended
	September 30,
	2025	2024
Cash Flows from Operating Activities:
Net Loss	$(1,471,621)	$(336,141)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	21,125	22,634
Amortization of debt discount	354,420	—
Gain on debt extinguishment	(180,708)	—
Gain on spinoff of subsidiary	(78,284)	—
Stock-based compensation	754,535	112,854
Changes in assets and liabilities:
Change in other current assets	(5,525)	5,000
Change in accounts payable	17,942	(57,335)
Change in deferred revenue	(9,000)	—
Change in other current liabilities	14,829	2,301
Change in related-party payables	504,430	42,564
Net cash used in operating activities	(77,857)	(208,123)

Cash Flows from Investing Activities:
Cash overdraft relinquished in spinoff	879	—
Cash paid for fixed assets	(6,809)	—
Cash paid for intangible assets	—	(25,000)
Net cash used in investing activities	(5,930)	(25,000)

Cash Flows from Financing Activities:
Advances from related parties	77,436	—
Proceeds from related-party notes payable	—	370,000
Repayments of notes payable	(11,942)	(16,254)
Repayments of related-party notes payable	—	(132,000)
Net cash provided by financing activities	65,494	221,746

Net decrease in cash	(18,293)	(11,377)
Cash and cash equivalents, beginning of year	18,293	22,071
Cash and cash equivalents, end of period	$—	$10,694

Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$4,143	$58,007
Cash paid for income taxes	$—	$—

Non-Cash Investing and Financing Activities:
Accrued interest recorded as debt discount	$154,420	$—
Common stock issued with a debt extinguishment	$200,000	$—
Common stock issued for a commitment fee	$500,000	$—
Common stock issued for deferred stock compensation	$2,651,250	$—

The accompanying notes are an integral part of these interim unaudited condensed consolidated financial statements

Note 1 – Organization

Arvana

Arvana Inc. (the “Company”) was incorporated in the State of Nevada on June 16, 1977, as Turinco, Inc. On July 24, 2006, the Company changed its name to Arvana Inc. to reflect the acquisition of a telecommunications business. The Company discontinued its telecommunications operations as of December 31, 2009.

Down 2 Fish

On February 3, 2023, the Company acquired Down 2 Fish Charters, LLC (“Down2Fish”), which was organized in the State of Florida on April 1, 2019. Down2Fish operates a Florida based fishing charter business offering inshore, offshore, and custom charters for fishing enthusiasts, nature lovers, and tourists. The business is operated from a private dock in Palmetto, Florida that services the Tampa Bay area in addition to Clearwater, Port Charlotte, Sarasota, St Petersburg, and Venice. Down2Fish generates its revenue from the sale and provision of fishing charter services as well as the lease of its marine equipment. On August 15, 2025, the Company effected the spinoff of Down2Fish to the original seller as a result of defaulting on the promissory note executed as part of the original acquisition of Down2Fish (see Note 8 and Note 11 for more information).

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The Company’s fiscal year ends on December 31. These unaudited interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. They do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the interim periods are not necessarily indicative of the results that may be expected for the full fiscal year. These interim condensed consolidated financial statements and notes should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the Securities and Exchange Commission (“SEC”).

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant areas requiring management’s estimates and assumptions include determining the fair value of transactions involving shares of common stock, the recognition and measurement of deferred tax assets, and the evaluation of unrecognized deductible temporary tax differences. Actual results could differ from those estimates.

Note 2 – Summary of Significant Accounting Policies – (continued)

Principles of Consolidation

The Company consolidates entities in which it has a controlling financial interest, which generally exists when the Company owns more than 50% of the voting equity interests or otherwise has the power to direct the activities that most significantly impact the entity's economic performance. Investments in entities in which the Company does not have a controlling financial interest but has the ability to exercise significant influence are accounted for under the equity method. Investments in entities over which the Company does not have significant influence are accounted for at cost, less impairment (if any), or at fair value if elected.

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Down2Fish, through August 15, 2025, when the Company effected a spinoff of the subsidiary as a result of defaulting on a promissory note (see Note 8 and Note 11). All significant intercompany balances and transactions have been eliminated in consolidation.

Financial Instruments

The Company’s financial instruments consist primarily of cash, accounts payable, notes payable to related parties, other amounts due to related parties, and notes payable to financial institutions. The carrying amounts of cash, the accounts payable, and other amounts due to related parties approximate their fair values due to their short-term maturities.

Notes payable to related parties and financial institutions consist of both short-term and long-term borrowings. The fair value of these notes payable approximates their carrying amounts because the interest rates approximate current market rates or because these instruments are carried at amounts reflecting current borrowing terms.

Concentration of Credit Risk

The Company maintains cash deposits at financial institutions in accounts that may at times exceed federally insured limits. At September 30, 2025 and December 31, 2024, the Company did not have any cash balances in excess of insured FDIC limits. The Company has not experienced any losses on such accounts, and believes it is not exposed to any significant credit risks.

Fair Value Measurements

The Company applies ASC 820, Fair Value Measurement, for assets and liabilities measured at fair value on a recurring or nonrecurring basis. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Additionally, the inputs used to measure fair value are prioritized based on a three-level hierarchy. The three levels of inputs used to measure fair value are as follows:

Level 1—quoted prices in active markets for identical assets or liabilities;

Level 2—observable inputs other than quoted prices included in Level 1;

Level 3—unobservable inputs that are supported by little or no market activity and that are sufficient to the fair value of the assets or liabilities (for example cash flow modeling inputs based on assumptions).

Note 2 – Summary of Significant Accounting Policies – (continued)

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents consist primarily of cash on deposit with banks and money market funds. The Company maintains its cash in bank deposit accounts, which may exceed federally insured limits. As of September 30, 2025 and December 31, 2024 the Company had no cash equivalents.

Foreign Currency

The Company’s functional currency is the U.S. dollar. Transactions denominated in foreign currencies are translated into the functional currency at the exchange rate in effect on the transaction date. Monetary assets and liabilities denominated in foreign currencies are remeasured at exchange rates in effect at the balance sheet date, with related gains and losses included in the consolidated statements of operations. Non-monetary assets and liabilities are remeasured at historical exchange rates. Foreign currency transaction gains and losses were not material for the periods presented.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers, for service arrangements, and in accordance with ASC 842, Leases, for lease arrangements.

Under ASC 606, the Company recognizes revenue from fishing charter services by applying the following steps: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction’s price; (4) allocate the transaction price to each performance obligation in the contract; and (5) recognize revenue when each performance obligation is satisfied. Service revenue is recognized over time as services are performed for customers in an amount that reflects the consideration the Company expects to receive in exchange for those services.

Under ASC 842, Leases, lease revenue from an operating lease of equipment to a related party is recognized on a straight-line basis over the lease term, reflecting the pattern of the economic benefits derived from the lease. The Company’s lease has fixed rental payments over the lease term which are recognized monthly as the lessor fulfills its obligations under the lease agreement. As lease activities are a significant component of the Company’s ongoing business operations, lease revenue is included in total revenue and in the calculation of gross profit on the statements of operations.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable and other receivables are recorded at the invoiced amount and do not bear interest. The Company maintains an allowance for doubtful accounts to reduce receivables to their estimated net realizable value. The allowance is based on historical collection experience, the age of the receivable, and a review of specific accounts. Account balances are charged against the allowance when management determines the receivable is uncollectible.

There were no provisions for doubtful accounts recorded at September 30, 2025 and December 31, 2024. The Company recorded $0 in bad debt expense for the three and nine months ended September 30, 2025 and 2024.

Note 2 – Summary of Significant Accounting Policies – (continued)

Cost of Services

Cost of services consists primarily of direct labor, subcontractor costs, materials, and other costs directly attributable to the delivery of services to customers. Cost of services is recognized in the same period in which the related revenue is recognized.

Fixed Assets

Fixed assets are recorded at cost and depreciated on a straight-line basis over the estimated useful lives of the assets, which range from three to ten years. Repairs and maintenance are expensed as incurred, while major renewals and improvements are capitalized.

Leases (as Lessor)

The Company has one lease arrangement under which equipment is leased to a related party. The related party is permitted to use the equipment during periods when it is not being used by the Company to provide services to customers. The arrangement is accounted for as an operating lease under ASC 842, Leases, as it does not transfer substantially all the risks and rewards of ownership. Lease revenue is recognized on a straight-line basis over the lease term.

Intangible Assets

Intangible assets acquired in business combinations are recognized at fair value as of the acquisition date. Intangible assets with finite lives are amortized on a straight-line basis over their estimated useful lives, which range from three to fifteen years, and are reviewed for impairment whenever events or changes in circumstances indicate the carrying value may not be recoverable. Intangible assets with indefinite lives are not amortized, but they are tested for impairment annually or more frequently if events or changes in circumstances indicate the asset may be impaired.

Impairment of Long-Lived Assets

The Company reviews long-lived assets, including property, equipment, and definite-lived intangible assets, for impairment whenever events or changes in circumstances indicate the carrying amount of an asset group may not be recoverable. Recoverability is measured by comparing the carrying amount of the asset group to the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset group. If the carrying amount exceeds the undiscounted cash flows, an impairment loss is recognized for the amount by which the carrying amount exceeds fair value.

Income Taxes

A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carry-forwards. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities. Deferred tax assets are reduced by a valuation allowance when, in the judgment of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates in effect during the periods in which those temporary differences are expected to reverse.

Note 2 – Summary of Significant Accounting Policies – (continued)

Stock-Based Compensation

The Company accounts for all share-based payments to employees and non-employees under ASC 718, Compensation—Stock Compensation, which requires that the value of the award be established at the date of grant and then expensed over the vesting period of the grant. The method of determining the fair value of share-based payments depends on the type of award. Stock-based compensation expense is included in general and administrative expenses on the statement of operations.

For share-based awards which are fully vested and non-forfeitable at the grant date, the cost is measured and recognized at that date.

For share-based awards vesting over a certain service period with no market conditions, the cost is valued using the Black-Scholes option pricing model based on inputs determined for the grant date. Once the per-share fair value on the grant date is established, the award is expensed over a weighted-average service period for the entire award using the straight-line method.

In accordance with the provisions of ASC 718, the Company has elected to account for forfeitures of options when such forfeitures occur rather than estimating forfeitures at the grant date. Therefore, the Company records stock-based compensation expense assuming all option holders will complete the requisite service period for the options to fully vest, and then an adjustment is recorded in the period during which forfeitures occur. Compensation cost is not reversed for stock options that have vested.

Earnings Per Share

Basic earnings per share is computed using the weighted average number of common shares outstanding during the year. Diluted earnings per share is computed using the weighted average number of common shares and potentially dilutive common stock equivalents, including stock options and warrants. The Company had 6,150,000 outstanding stock options at September 30, 2025 and 6,150,000 outstanding at September 30, 2024, which have been excluded from the calculation of diluted loss per share because their effects would be anti-dilutive due to net losses in both periods.

Segment Reporting

The Company operates as a single operating segment, focusing on fishing charters and boat leases. The accounting policies of the operating segment are the same as those described in the summary of significant accounting policies. The Chief Executive Officer, who is the Company’s Chief Operating Decision Maker (“CODM”), reviews consolidated financial information to allocate resources and assess performance based on net income (loss) that is reported on the income statement. The measure of segment assets is reported on the balance sheet as total assets.

Recently Issued Accounting Pronouncements

In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The amendments require disclosure of significant segment expenses that are regularly provided to the CODM and included in each reported measure of segment profit or loss. The amendments also require disclosure of all other segment items by reportable segment, the title and position of the CODM, and how the CODM uses the reported measures in assessing segment performance and allocating resources. These disclosures are required for both interim and annual periods and apply to all public entities, including those with a single reportable segment.

The Company adopted ASU 2023-07 for the year ended December 31, 2025, applying the amendments retrospectively to all periods presented. The adoption of this ASU did not have a material impact on the Company’s financial statements as the Company operates as a single reportable segment and the effect was limited to enhanced disclosures.

Note 2 – Summary of Significant Accounting Policies – (continued)

Recent Accounting Pronouncements Not Yet Effective

In December 2023, the FASB issued ASU No. 2023-09 “Income Tax (Topic 740): Improvements to Income Tax Disclosures” (“ASU 2023-09”). The amendments in ASU 2023-09 aim to enhance the transparency and decision usefulness of income tax disclosures. ASU 2023-09 will be effective for the Company’s Annual Report on Form 10-K for the year ending December 31, 2025, with early adoption permitted. Management is evaluating the impact of this update on the Company’s consolidated financial statements.

In November 2024, the FASB issued ASU No. 2024-03 “Disaggregation of Income Statement Expenses (“ASU 2024-03”). The amendments in ASU 2024-03 aim to the improvement of the decision usefulness of expense information on a public business entity’s income statement through the disaggregation of relevant expense captions in the notes to the financial statements. ASU 2024-03 will be effective for the Company’s Annual Report on Form 10-K for the year ending December 31, 2027, with early adoption permitted. Management is currently evaluating the impact of this update on the Company’s consolidated financial statements.

Management has reviewed recently issued accounting pronouncements and determined that none, other than ASU 2023-09 and ASU 2024-03, are expected to have a material effect on the Company’s consolidated financial statements.

Note 3 – Going Concern

The Company incurred a net loss of $1,471,621 for the nine months ended September 30, 2025. The Company had a working capital deficit of $1,785,552 and an accumulated deficit of $39,499,072 as of September 30, 2025. The Company has incurred significant losses since inception and will require additional funding from external sources to further implement management’s business development strategy. Currently, the Company has no firm commitments for such funding. These factors raise substantial doubt about the Company’s ability to continue as a going concern for a period of one year from the date these consolidated financial statements are issued. The Company has obtained funding from related parties in the past and plans to obtain similar related party funding, as needed, if third party funding is not obtained. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability or classification of recorded assets or liabilities that may result from this uncertainty.

Note 4 – Property and Equipment

Property and equipment consist of the following:

	September 30,	December 31,
	2025	2024
Marine equipment	$188,484	$181,675
Furniture and fixtures	5,672	5,672
Total property and equipment	194,156	187,347
Less: disposals	(194,156)	—
Property and equipment, after disposals	—	187,347
Less: accumulated depreciation	—	(50,814)
Property and Equipment, Net	$—	$136,533

Depreciation expense was $17,375 and $20,134 for the nine months ended September 30, 2025 and 2024, and was $3,475 and $6,711 for the three months ended September 30, 2025 and 2024. The marine equipment as well as the furniture and fixtures were disposed of in the spinoff of Down2Fish (see Note 11).

Note 5 – Intangible Assets

Intangible assets consist of the following:

	September 30,	December 31,
	2025	2024
Federal commercial fishing licenses	$26,000	$26,000
Capitalized website development costs	25,000	25,000
Total intangible assets	51,000	51,000
Less: disposals	(26,000)	—
Intangible assets, after disposals	25,000	51,000
Less: accumulated amortization	(7,500)	(3,750)
Intangible Assets, Net	$17,500	$47,250

The Company acquired a perpetual federal fishing license as part of the acquisition of Down2Fish’s assets which grants the Company access to fish in federally regulated waters off the coast of Florida. This asset is not amortized and is tested for impairment at least annually. As of September 30, 2025 and 2024, the Company determined no impairment of this asset had occurred. During the nine months ended September 30, 2025, the Company disposed of the fishing license in the spinoff of its subsidiary (see Note 11).

The Company maintains a website and capitalizes website development costs under ASC 350-50, Website Development Costs. In April 2024, the Company capitalized $25,000 of website development costs, which is amortized on a straight-line basis over its estimated useful life of five years.

Amortization expense was $3,750 and $2,500 for the nine months ended September 30, 2025 and 2024, respectively, and was $1,250 for the three months ended September 30, 2025 and 2024.

Note 6 – Leases (Company as Lessor)

The Company had an operating lease agreement with a related party to lease marine equipment. The lease commenced on January 1, 2023 and the original end date for the lease was December 31, 2025. The agreement provided for fixed minimum monthly lease payments of $4,000 for the term of the agreement. At the end of the term any additional lease payment due was to be calculated and paid at that time, if necessary. The lessee’s right to use the marine equipment was limited to periods when the equipment was not in use by the Company. There was no option to purchase the equipment as part of the agreement, and the Company expected to recoup the full value of the equipment upon its eventual sale. The Company managed risk by requiring the lessee to indemnify the Company in the event of loss to property or persons. During the three and nine months ended September 30, 2025, the Company terminated this operating lease as part of the spinoff of its subsidiary (see Note 11). The termination of this agreement was by mutual agreement between both parties to the lease.

Lease revenue was $30,000 and $36,000 for the nine months ended September 30, 2025 and 2024. Lease revenue was $6,000 and $12,000 for the three months ended September 30, 2025 and 2024. Future lease payments expected to be received under this related-party lease are $0 for the remainder of 2025.

Note 7 – Notes Payable

Notes payable are as follows:

	September 30,	December 31,
	2025	2024
Note payable to a bank, interest at 6.75%, due in monthly installments of principal and interest, matures August 15, 2039, secured by a boat, assumed by a related party as part of the spinoff of D2F (see Note 8).	$—	$119,452
Note payable to a bank, interest at 7.49%, due in monthly installments of principal and interest, maturing March 15, 2037, secured by a boat, & repaid in full during the second quarter of 2025.	—	7,832
Total notes payable	—	127,284
Less: current portion of notes payable	—	(12,515)
Notes Payable, Net Current Portion	$—	$114,769

Note 8 – Related-Party Transactions and Notes Payable

Related-Party Payables

Related-party payables consist of the following:

	September 30,	December 31,
	2025	2024
Accrued expenses payable to related parties	$222,801	$53,340
Reimbursable expenses payable to majority shareholder	102,763	25,327
Accrued interest payable to majority shareholder	34,183	13,037
Accrued interest payable to related parties	302,516	48,181
Total Related-Party Payables	$662,263	$139,885

Related-Party Notes Payable

Related-party notes payable consist of the following:

	September 30,	December 31,
	2025	2024
Note payable to seller (a related party), interest at 7.25%, in default as of August 15, 2025 resulting in ownership of 100% of the membership interests in Down 2 Fish Charters, LLC reverting to the seller. [3]	700,000	700,000
Note payable to majority shareholder, interest at 10.00%, maturing January 31, 2026, unsecured. [1]	300,000	300,000
Note payable to majority shareholder, interest at 5.00%, maturing January 31, 2026, unsecured. [2]	50,000	50,000
Note payable to a related party, bearing no interest, maturing December 31, 2025, unsecured, assumed by a related party as part of the spinoff of D2F.	—	24,644
Note payable to a related party, bearing no interest, maturing December 31, 2025, unsecured, assumed by a related party as part of the spinoff of D2F.	—	10,000
Note payable to a related party, bearing no interest, maturing December 31, 2025, secured by federal commercial fishing licenses, assumed by a related party as part of the spinoff of D2F.	—	26,000
Total related-party notes payable	1,050,000	1,110,644
Less: current portion of related-party notes payable	(1,050,000)	(760,644)
Related-Party Notes Payable, Net Current Portion	$—	$350,000

Note 8 – Related-Party Transactions and Notes Payable – (continued)

[1] This note had an original interest rate of 5% and an original maturity date of February 21, 2025. The note was amended on June 5, 2025 to increase the interest rate to 10% from the original maturity date forward and to extend the maturity date to January 31, 2026.

[2] This note had an original interest rate of 0% and an original maturity date of April 29, 2025. The note was amended on June 5, 2025 to increase the interest rate to 5% from the original maturity date forward and to extend the maturity date to January 31, 2026.

[3] This note had an original interest rate of 7.25% and an original maturity date of January 1, 2025. The note was amended on April 28, 2025 to extend the maturity date to May 30, 2025, wherein a fixed $50,000 interest payment would be due at maturity and constitute payment in full of all unpaid interest accrued on the note. Additionally, the Company issued 500,000 restricted shares of common stock to the lender to hold as additional collateral for the fulfillment of the note (see Note 9). The Company accounted for this amendment as a debt extinguishment, therefore recorded the issuance of shares, the note principal, and the fixed interest at fair value ($200,000, $700,000, and $50,000, respectively) and recorded a gain on debt extinguishment of $130,708. The value of the shares and the accrued interest were recorded as a debt discount on the modification date and amortized into interest expense through the amended May 30, 2025 maturity date. The note was amended on July 11, 2025 to further extend the maturity date to August 15, 2025, wherein the parties agreed to modify the interest terms to accrue additional interest on the principal balance from February 4, 2025 to August 15, 2025 at an interest rate of 7.25%, and then to make payments of $50,000 and $27,725 in interest payments on or before August 15, 2025. The Company accounted for this amendment as a debt extinguishment and therefore recorded a $50,000 gain on debt extinguishment. The accrued interest was recorded as a debt discount on the modification date and amortized as interest expense through the amended August 15, 2025 maturity date. Therefore, the debt discount was $0 as of September 30, 2025. No further amendments were made to extend the maturity date; therefore, the note was considered to be in default as of September 30, 2025 (see Note 11).

Note 9 – Common Stock

The Company is authorized to issue 500,000,000 shares of common stock. As of September 30, 2025 a total of 122,274,125 shares were issued and outstanding. As of December 31, 2024, a total of 107,845,554 shares were issued and outstanding.

During the nine months ended September 30, 2024, the Company issued 12,500,000 shares of restricted common stock at an approximate price of $0.008 per share as part of executing a consulting services agreement with its majority stockholder. The Company accounts for stock-based compensation awards in accordance with the provisions of ASC 718, which requires that the cost of all equity-based compensation be reflected in the financial statements over the vesting period based on the estimated fair value of the awards. Before December 31, 2024, the Board of Directors exercised the claw-back provision included in the consulting services agreement for all 12,500,000 shares. Due to the exercise of the claw-back provision, the stock-based compensation expense associated with this award was fully reversed and no net expense was recorded for any period.

During the nine months ended September 30, 2024, the Company conducted an examination of its stock records and determined 6,255 shares previously reported as treasury stock were no longer held by the Company as of January 1, 2024. The Company concluded the shares were reissued in a prior period, and the impact is immaterial. The Company removed the 6,255 shares from treasury stock and made a corresponding adjustment to additional paid-in capital on January 1, 2024. The impact of this adjustment is immaterial, and it did not affect net loss or cash flows in any period presented.

On April 28, 2025, the Company issued 500,000 restricted shares of common stock to a related party in connection with executing an addendum to a secured promissory note extending the note’s maturity date to May 30, 2025 (see Note 8). The shares were valued at $0.40 per share resulting in aggregate non-cash consideration of $200,000 based on the quoted market price of the Company’s common stock on the OTC Markets on the issuance date.

On July 15, 2025, the Company issued 12,500,000 restricted shares of common stock to its majority shareholder in connection with executing a consulting services agreement. The shares were valued at $0.2121 per share resulting in aggregate non-cash consideration of $2,651,250 based on the quoted market price of the Company’s common stock on the OTC Markets on the issuance date. Upon execution of the contract 2,500,000 restricted shares vested immediately, and the remaining 10,000,000 restricted shares will vest over the following 48-month period (see Note 10 on deferred stock compensation).

On August 11, 2025, the Company issued 1,428,571 shares of common stock to an unrelated party as a partial payment of a commitment fee pursuant to a stock purchase agreement where the unrelated party can purchase up to one hundred million dollars of the Company’s common stock. The shares were valued at $0.35 per share, or $500,000, based on the quoted market price of the Company’s common stock on the OTC Markets on the issuance date, and were recorded as deferred offering costs.

Note 10 – Stock Options & Deferred Stock Compensation

The Company adopted the 2022 Stock Incentive Plan (the “Plan”) effective September 30, 2022. The Plan provides for awards of stock options and restricted stock to officers, directors, key employees, and consultants. Under the Plan option prices are set by the Compensation Committee and may not be less than the fair market value of the stock on the grant date. The Company accounts for stock-based compensation awards in accordance with the provisions of ASC 718, Compensation—Stock Compensation, which addresses the accounting for employee stock options and requires that the cost of all employee stock options, as well as other equity-based compensation arrangements, be reflected in the financial statements over the vesting period based on the estimated fair value of the awards.

As of September 30, 2025 and December 31, 2024, the Company had 6,150,000 options outstanding with vesting periods ranging from 2 to 5 years and exercise prices of approximately $0.087 per share. During the year ended December 31, 2024 a total of 1,800,000 options—consisting of 810,000 vested options and 990,000 unvested options—were forfeited by the former Chief Executive Officer and a former member of the board. In addition, the Board of Directors approved a resolution to modify the terms of the options granted to the former Chief Executive Officer to cancel any vested options not exercised within 30 days of termination for cause. The Company accounts for forfeitures when they occur; accordingly, a reduction in stock-based compensation expense of $59,602 was recorded in the third quarter of 2024.

The Company conducted an examination of its accounting policies for stock-based compensation and determined certain awards were not properly expensed in prior periods due to the application of incorrect vesting periods and other computational errors. As a result, cumulative stock-based compensation expense was understated by $23,015 as of January 1, 2024. In accordance with ASC 250-10-45-23, the Company corrected this error by recording an adjustment to retained earnings on January 1, 2024.

Total stock-based compensation was $754,535 and $112,854 for the nine months ended September 30, 2025 and 2024, and was $664,426 and $(13,800) for the three months ended September 30, 2025 and 2024. The amount for the three months ended September 30, 2024 was negative due to adjustments recorded for the forfeiture of unvested stock options (discussed above). The remaining balance in Deferred Stock Compensation on the balance sheet was $2,032,625 as of September 30, 2025, and stock options of $16,934 remained to be earned in future periods. The Company will recognize the remaining total stock-based compensation of $2,049,559 in future periods as follows:

Year	Amount
Remainder of 2025	$144,982
2026	532,777
2027	532,238
2028	530,250
2029	309,312
Total	$2,049,559

Note 11 – Spinoff of Subsidiary

On August 15, 2025, the Company effected the spinoff of its wholly owned subsidiary, Down 2 Fish Charters, LLC, to the original seller (a related party) as a result of defaulting on the promissory note executed as part of the original acquisition of Down2fish. In connection with the spinoff, the Company transferred all assets and liabilities of the subsidiary to the related party.

Assets Transferred:
Marine Operating Equipment	$125,967
Commercial Fishing License	26,000
Total Assets	151,967

Liabilities Transferred:
Cash Overdraft	(879)
Accounts Payable	(1,200)
Related-Party Payables	(52,187)
Related-Party Notes Payable	(60,644)
Notes Payable	(115,341)
Total Liabilities	(230,251)

Net (Gain)/Loss on Spinoff of Subsidiary	$(78,284)

The spinoff transaction resulted in the transfer of net liabilities of $78,284, which was recorded as a gain on spinoff of subsidiary and is reported within Other Income and Expense in the accompanying statement of operations for the three and nine months ended September 30, 2025. No cash consideration was received by the Company in connection with the spinoff.

Note 12 – Subsequent Events

The Company evaluated subsequent events through the date these restated financial statements were issued.

On October 7, 2025, the Company issued 5,000,000 restricted shares of common stock to a minority shareholder in connection with executing a consulting services agreement.

Arvana, Inc.

Consolidated Balance Sheets

As of December 31, 2024 and 2023

	December 31,	December 31,
ASSETS	2024	2023
Current Assets:
Cash and Cash Equivalents	$18,293	$22,071
Other Current Assets	100	5,100
Total Current Assets	18,393	27,171
Non-Current Assets:
Property and Equipment, Net	136,533	163,378
Intangible Assets, Net	47,250	26,000
Total Non-Current Assets	183,783	189,378
Total Assets	$202,176	$216,549

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts Payable	$62,172	$100,849
Deferred Revenue	9,000	—
Other Current Liabilities	4,157	—
Related-Party Payables (Note 8)	139,885	46,200
Current Portion of Notes Payable (Note 7)	12,515	79,438
Current Portion of Related-Party Notes Payable	760,644	112,000
Total Current Liabilities	988,373	338,487
Long-Term Liabilities:
Notes Payable, Net of Current Portion	114,769	840,188
Related-Party Notes Payable, Net of Current Portion	350,000	—
Total Long-Term Liabilities	464,769	840,188
Total Liabilities	1,453,142	1,178,675

Stockholders' Deficit:
Common stock, $0.001 par value, 500,000,000 shares authorized, 107,845,554 issued and outstanding at December 31, 2024, and 107,845,554 issued and 107,839,299 outstanding at December 31, 2023, respectively	107,847	107,847
Additional Paid-in Capital	36,668,638	36,490,304
Accumulated Deficit	(38,027,451)	(37,556,941)
Total Stockholders' Deficit Before Treasury Stock	(1,250,966)	(958,790)
Less: Treasury Stock (0 shares and 6,255 shares at cost)	—	(3,336)
Total Stockholders' Deficit	(1,250,966)	(962,126)
Total Liabilities and Stockholders' Deficit	$202,176	$216,549

 The accompanying notes are an integral part of these consolidated financial statements

Arvana, Inc.

Consolidated Statements of Operations

For the Years Ended December 31, 2024 and 2023

	Year Ended December 31,
	2024	2023
Revenue:
Charter Revenue	$19,964	$24,276
Lease Revenue	48,000	44,000
Total Revenue	67,964	68,276
Cost of Services	34,320	26,685
Gross Profit	33,644	41,591

Operating Expenses:
Amortization Expense	3,750	—
Depreciation Expense	26,845	23,969
General and Administrative	241,216	403,528
Professional Fees	134,425	101,016
Total Operating Expenses	406,236	528,513

Operating Loss	(372,592)	(486,922)

Other Income and Expenses:
Interest Income	550	5
Interest Expense	(75,453)	(58,647)
Loss on Asset Purchase	—	(771,009)
Total Other Income and Expenses	(74,903)	(829,651)

Net Loss	$(447,495)	$(1,316,573)

Net Loss Per Share:
Basic	$(0.00)	$(0.01)
Diluted	$(0.00)	$(0.01)

Weighted Average Shares Outstanding:
Basic	107,845,554	107,839,299
Diluted	107,845,554	107,839,299

The accompanying notes are an integral part of these consolidated financial statements

Arvana Inc.

Consolidated Statements of Stockholders’ Deficit

For the Years Ended December 31, 2024 and 2023

			Additional				Total
	Common Stock		Paid-in	Accumulated	Treasury Stock		Stockholders'
	Shares	Amount	Capital	Deficit	Shares	Amount	Deficit
Year Ended December 31, 2023
Balance December 31, 2022	107,845,554	$107,847	$36,240,352	$(36,240,368)	(6,255)	$(3,336)	$104,495
Stock-Based Compensation	—	—	249,952	—	—	—	249,952
Net Loss	—	—	—	(1,316,573)	—	—	(1,316,573)
Balance December 31, 2023	107,845,554	$107,847	$36,490,304	$(37,556,941)	(6,255)	$(3,336)	$(962,126)

Year Ended December 31, 2024
Balance December 31, 2023	107,845,554	$107,847	$36,490,304	$(37,556,941)	(6,255)	$(3,336)	$(962,126)
Restatement Adjustment	—	—	23,015	(23,015)	—	—	—
Reissued Treasury Shares	—	—	(3,336)	—	6,255	3,336	—
Stock-Based Compensation	—	—	158,655	—	—	—	158,655
Net Loss	—	—	—	(447,495)	—	—	(447,495)
Balance December 31, 2024	107,845,554	$107,847	$36,668,638	$(38,027,451)	—	$—	$(1,250,966)

The accompanying notes are an integral part of these consolidated financial statements

Arvana Inc.

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2024 and 2023

	Year Ended December 31,
	2024	2023
Cash Flows from Operating Activities:
Net Loss	$(447,495)	$(1,316,573)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	30,595	23,969
Stock-based compensation	158,655	249,952
Loss on asset purchase	—	771,009
Change in other current assets	5,000	—
Change in accounts payable	(38,677)	65,525
Change in deferred revenue	9,000	—
Change in other current liabilities	4,157	—
Change in related-party payables	85,185	38,100
Net cash used in operating activities	(193,580)	(168,018)

Cash Flows from Investing Activities:
Cash paid for fixed assets	—	(8,641)
Cash paid for intangible assets	(25,000)	—
Cash paid for asset acquisition	—	(50,000)
Cash acquired from asset acquisition	—	4,089
Net cash used in investing activities	(25,000)	(54,552)

Cash Flows from Financing Activities:
Proceeds from issuance of notes payable	—	123,266
Proceeds from related-party notes payable	370,000	—
Repayments of notes payable	(23,198)	(20,990)
Repayments of related-party notes payable	(132,000)	—
Net cash provided by financing activities	214,802	102,276

Net decrease in cash	(3,778)	(120,294)
Cash and cash equivalents, beginning of year	22,071	142,365
Cash and cash equivalents, end of year	$18,293	$22,071

Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$60,255	$22,318

Non-Cash Investing and Financing Activities:
Note payable issued for asset acquisition (Note 3)	$—	$700,000
Liabilities assumed in asset acquisition (Note 3)	$—	$234,904

The accompanying notes are an integral part of these consolidated financial statements

Arvana Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2024 and 2023

Note 1 – Organization and Summary of Significant Accounting Policies

Organization

Arvana Inc. (the “Company”) was incorporated in the State of Nevada on June 16, 1977, as Turinco, Inc. On July 24, 2006, the Company changed its name to Arvana Inc. to reflect the acquisition of a telecommunications business. The Company discontinued its telecommunications operations as of December 31, 2009.

On February 3, 2023, the Company acquired Down 2 Fish Charters, LLC, which was organized in the State of Florida on April 1, 2019. Down2Fish operates a Florida based fishing charter business offering a range of curated maritime adventures including inshore, offshore, and custom charters for fishing enthusiasts, nature lovers, and tourists. The business is operated from a private dock in Palmetto, Florida that services the Tampa Bay area in addition to St Petersburg, Sarasota, Venice, Port Charlotte, and Clearwater. Down2Fish generates its revenue from the sale and provision of fishing charter services as well as the lease of Down2Fish’s marine equipment.

Basis of Presentation

The Company’s fiscal year end is December 31. The accompanying consolidated financial statements of the Company for the years ended December 31, 2024, and 2023 have been prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”) for financial information with the instructions to Form 10-K and Regulation S-K. Results are not necessarily indicative of results which may be achieved in future periods.

Use of Estimates

The preparation of unaudited consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the unaudited consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These estimates include the recognition and measurement of deferred tax assets and the evaluation of unrecognized deductible temporary tax differences.

Financial Instruments

The Company’s financial instruments consist primarily of cash, a government-issued bond, accounts payable, notes payable to related parties, other amounts due to related parties, and notes payable to financial institutions. The carrying amounts of cash, the government-issued bond, accounts payable, and other amounts due to related parties approximate their fair values due to their short-term maturities.

Notes payable to related parties and financial institutions consist of both short-term and long-term borrowings. The fair value of these notes payable approximates their carrying amounts because the interest rates approximate current market rates or because these instruments are carried at amounts reflecting current borrowing terms.

Concentration of Credit Risk

The Company maintains cash deposits at financial institutions in accounts that may at times exceed federally insured limits. At December 31, 2024 and 2023, the Company did not have any cash balances in excess of insured FDIC limits. The Company has not experienced any losses on such accounts, and believes it is not exposed to any significant credit risks.

Income Taxes

A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carry-forwards. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the judgment of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates in effect during the periods in which those temporary differences are expected to reverse.

Stock Split

On February 21, 2023, the Company’s stockholders approved a 3-for-1 forward stock split of the common shares. The stock split was filed with the Nevada Secretary of State effective March 31, 2023, and was reflected in the market through the Financial Industry Regulatory Authority (FINRA) on April 19, 2023. All references in these financial statements to common stock, share counts, and per-share amounts have been retroactively adjusted to reflect the stock split.

Stock-Based Compensation

The Company accounts for all share-based payments to employees and non-employees under ASC 718, Compensation—Stock Compensation, which requires that the value of the award be established at the date of grant and then expensed over the vesting period of the grant. The method of determining the fair value of share-based payments depends on the type of award. Stock-based compensation expense is included in general and administrative expenses on the statement of operations.

For share-based awards which are fully vested and non-forfeitable at the grant date, the cost is measured and recognized at that date.

For share-based awards vesting over a certain service period with no market conditions, the cost is valued using the Black-Scholes option pricing model based on inputs determined for the grant date. Once the per-share fair value on the grant date is established, the award is expensed over a weighted-average service period for the entire award using the straight-line method (also referred to as the single-award method).

In accordance with the provisions of ASC 718, the Company has elected to account for forfeitures of options when such forfeitures occur rather than estimating forfeitures at the grant date. Therefore, the Company records stock-based compensation expense assuming all option holders will complete the requisite service period for the options to fully vest, and then an adjustment is recorded in the period during which forfeitures occur. Compensation cost is not reversed for stock options that have vested prior to forfeiture.

Earnings (Loss) Per Share

Basic earnings (loss) per share are computed using the weighted average number of common shares outstanding during the year. Diluted earnings (loss) per share are computed using the weighted average number of common shares and potentially dilutive common stock equivalents, including stock options and warrants. The Company had 6,150,000 outstanding stock options at December 31, 2024 and 7,950,000 at December 31, 2023, which have been excluded from the calculation of diluted loss per share because their effects would be anti-dilutive due to net losses in both periods.

Recently Issued Accounting Pronouncements Adopted by the Company

In June 2016 the FASB issued ASU 2016-13 Financial Instruments–Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 is intended to provide financial statement users with more decision-useful information about expected credit losses on financial instruments and other commitments and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The Company adopted ASU 2016-13 effective January 1, 2023, which adoption has not had a material effect on its financial statements.

Reclassifications

The Company made the following reclassifications for the year ended December 31, 2023 to conform with the current year presentation on the statement of operations:

•	Lease Revenue: $44,000 was reclassified from other income and expenses to revenue.
•	Cost of Services: $26,685 was reclassified from charter expenses, as previously included in operating expenses, to cost of services for inclusion in gross profit
•	Depreciation Expense: $23,969 was reclassified from charter expenses, as previously included in operating expenses, to a separate line item under operating expenses for enhanced transparency.

These reclassifications reflect a change in financial statement presentation as a result of changes in operational strategies due to new management in 2024, and were done solely to enhance comparability to the current year. These reclassifications are not corrections of errors, and they had no impact on net loss, total assets, or total liabilities for the period presented.

To conform with the current year presentation on the statement of cash flows, the Company reclassified $38,100 related to the change in related-party payables from financing activities to operating activities for the year ended December 31, 2023. This reclassification had no impact on the net change in cash or the ending balance of cash and cash equivalents for the period presented.

Note 2 – Going Concern

The Company incurred net losses of $447,495 and $1,316,573 for the years ended December 31, 2024 and 2023. The Company had a working capital deficit of $988,373 and an accumulated deficit of $38,027,451 as of December 31, 2024. The Company has incurred significant losses since inception and will require additional funding from external sources to further implement its business development strategy. Currently, the Company has no firm commitments for such funding. These factors raise substantial doubt about the Company’s ability to continue as a going concern for a period of one year from the date these consolidated financial statements are issued. The accompanying financial statements do not include any adjustments relating to the recoverability or classification of recorded assets or liabilities that may result from this uncertainty in the ability of the Company to continue as a going concern.

Note 3 – Asset Acquisition

On February 3, 2023 (Closing Date), the company acquired the assets and assumed the liabilities of Down 2 Fish Charters, LLC (D2F), a limited liability company organized under the laws of Florida, which operates a charter fishing business. On the Closing Date, the Company paid $50,000 in cash and issued a note for $700,000 for total consideration of $750,000. The Company’s consolidated statements of operations from the Closing Date through December 31, 2023 indicate a net loss of $1,316,573.

Assets acquired and liabilities assumed were recorded at their estimated fair values as of the Closing Date under the acquisition method of accounting. The estimated fair values of certain assets and liabilities including long-lived assets require judgment and assumptions. Adjustments may be made to these estimates during the measurement period and those adjustments could be material.

Assets acquired and liabilities assumed are based on their fair values as of the Closing Date, with the excess of cost over fair value of $771,009. For the period ended December 31, 2023 the Company recorded an impairment loss of $771,009 on the excess amount. Assets acquired are as follows:

Assets:
Cash and Cash Equivalents	$4,089
Trade and Other Receivables	5,100
Marine Operating Equipment	178,706
Commercial Fishing License	26,000
Total Assets	213,895

Liabilities:
Accounts Payable	4,910
Customer Deposits	644
Notes Payable	166,716
Related-Party Notes Payable	62,634
Total Liabilities	234,904

Loss on Asset Acquisition:
Purchase Price	750,000
Excess of Liabilities Assumed Over Assets Acquired	21,009
Net Loss on Asset Acquisition	$771,009

The Company did not incur any acquisition related costs during the period. Property and equipment acquired consisted primarily of offshore support vessels. The Company recorded property and equipment acquired at an estimated fair value of $178,706. The fair values of the offshore support vessels were estimated by applying a replacement cost approach. These assets will be tested for impairment upon the occurrence of a triggering event. The Company estimates the remaining useful lives for the vessels acquired are seven years, based on an original estimated useful life of ten years. The charter fishing license acquired is a perpetual federal fishing license, which grants the Company access to fish in federally regulated waters off the coast of Florida. This asset is not amortized and is tested for impairment at least annually.

Note 4 – Property and Equipment

Property and equipment consist of the following:

	December 31,	December 31,
	2024	2023
Marine Equipment	$181,675	$181,675
Furniture and Fixtures	5,672	5,672
Total Property and Equipment	187,347	187,347
Less: Accumulated Depreciation	(50,814)	(23,969)
Property and Equipment, Net	$136,533	$163,378

Depreciation expense was $26,845 and $23,969 for the years ended December 31, 2024 and 2023. Depreciation expense is included in operating expenses on the Consolidated Statements of Operations.

Marine equipment is subject to an operating lease agreement ending on December 31, 2025. See Note 6 for more information.

Note 5 – Intangible Assets

The Company acquired a perpetual federal fishing license as part of the acquisition of Down2Fish’s assets (see Note 3 for more information), which grants the Company access to fish in federally regulated waters off the coast of Florida. This asset is not amortized and is tested for impairment at least annually. As of December 31, 2024 and 2023, the Company determined no impairment of this asset had occurred.

The Company maintains a website and capitalizes website development costs under ASC 350-50, Website Development Costs. In December 2023, the Company capitalized $10,000 of website development costs and then wrote off the capitalized asset as a $10,000 impairment loss in December 2023 because the website was discontinued and replaced with a new website placed in service in April 2024. The impairment loss was included in general and administrative expenses for the year ended December 31, 2023. In April 2024, the Company capitalized $25,000 of website development costs, which is amortized on a straight-line basis over its estimated useful life of five years.

Note 6 – Leases (Company as Lessor)

The Company leases marine equipment to a related party in an operating lease arrangement. The lease commenced on January 1, 2023 and ends December 31, 2025. The agreement provides for fixed minimum monthly lease payments of $4,000 for the term of the agreement. At the end of the term any additional lease payment due will be calculated and paid. The lessee’s right to use the marine equipment is limited to periods when the equipment is not in use by the Company. There is no option to purchase the equipment as part of the agreement, and the Company expects to recoup the full value of the equipment upon its eventual sale. The Company manages risk by requiring the lessee to indemnify the Company in the event of loss to property or persons.

Lease income was $48,000 and $44,000 for the years ended December 31, 2024 and 2023. Lease income is included in revenue on the Consolidated Statements of Operations. Future lease payments expected to be received under this related-party lease are as follows:

Year	Amount
2025	$52,000
Total	$52,000

Note 7 – Notes Payable

Notes payable are as follows:

	December 31,	December 31,
	2024	2023
Note payable to a bank, interest at 6.75%, due in monthly installments of principal and interest, matures August 15, 2039, secured by a boat.	$119,452	$130,212
Note payable to a bank, interest at 7.49%, due in monthly installments of principal and interest, matures March 15, 2037, secured by a boat.	7,832	20,270
Note payable to seller (a related party), interest at 7.25%, due August 15, 2025, secured by membership interest in Down 2 Fish Charters, LLC.	700,000	700,000
Note payable to majority shareholder, interest at 5.00%, matures January 31, 2026, unsecured.	300,000	—
Note payable to majority shareholder, bearing no interest, matures January 31, 2026, unsecured.	50,000	—
Note payable to majority shareholder, bearing no interest, with various maturities, unsecured.	—	112,000
Note payable to a related party, bearing no interest, matures December 31, 2025, unsecured.	24,644	33,144
Note payable to a related party, bearing no interest, matures December 31, 2025, unsecured.	10,000	10,000
Note payable to a related party, bearing no interest, matures December 31, 2025, unsecured.	26,000	26,000
Total Notes Payable	1,237,928	1,031,626
Less: Current Portion of Notes Payable	(12,515)	(79,438)
Less: Current Portion of Related-Party Notes Payable	(760,644)	(112,000)
Notes Payable, Net of Current Portion	$464,769	$840,188

Principal maturities of notes payable are as follows:

Year	Amount
2025	$773,159
2026	358,199
2027	7,120
2028	7,597
2029	8,145
Thereafter	83,708
Total	$1,237,928

Note 8 – Related-Party Transactions and Notes Payable to Stockholders

Effective September 1, 2022, the Company signed an employment agreement with its Chief Executive Officer at the time for $90,000 per year plus incentive stock options until year-end December 31, 2022, and thereafter for $120,000 per year over the term. In July, 2024 the Board of Directors terminated the CEO’s employment for cause and then appointed a new CEO on July 17, 2024. The new CEO’s compensation is $60,000 per year beginning in July of 2024. At September 30, 2024 and December 31, 2023, accrued payroll of $0 and $30,000 is included in related-party payables.

During the year ended December 31, 2022, the Company issued 600,000 shares of common stock at a price of $0.067 with a fair value of $40,000 to settle $40,000 in accounts payable owed to a company controlled by the Company’s Chief Executive Officer at the time. No gain or loss was recognized on the settlement, and no share-issuance costs were incurred.

At December 31, 2024 and 2023, the Company included $1,400 and $1,200 in related-party payables for accrued fees owed to board members for services rendered.

At December 31, 2024 and 2023, the Company owed $0 and $15,000 to a company controlled by a related party for website creation, website development, and web hosting services. These amounts are included in related-party payables.

During the years ended December 31, 2024 and 2023, the Company recorded stock-based compensation of $158,655 and $249,952 for the grant of stock options to its Chief Executive Officer, board members, and other parties. See Note 10 for more information.

During the years ended December 31, 2024 and 2023, the Company has repaid non-interest-bearing notes payable to related parties totaling $132,000 and $0 which were due at various dates between May 30, 2024 and January 15, 2025.

The Company has an interest-bearing note payable to a related party for $300,000 with an original due date of February 22, 2025 which has been extended, by mutual agreement, to January 31, 2026.

The Company has a non-interest-bearing note payable to a related party for $50,000 with an original due date of April 23, 2025 which has been extended, by mutual agreement, to January 31, 2026.

On April 4, 2024, the Company paid the annual interest payment due to the seller of Down2Fish in connection with the note payable related to the purchase of Down2Fish.

Subsequent to the end of the reporting period, the Company executed a series of amendments to promissory notes with various parties to modify the terms of the notes including extensions of their respective maturity dates (see Note 7 for more information). The terms of the amended agreement for one promissory note related to the purchase of Down2Fish, with a principal amount of $700,000, resulted in the issuance of 500,000 restricted shares of common stock to the seller of Down2Fish to hold as additional collateral for the fulfillment of the note. As a result of the share issuance, the seller became a related party to the Company, and certain other parties became related parties due to ownership attribution. The restated financial statements have been updated to reflect the reclassification of the relevant promissory notes from long-term notes payable to related-party notes payable, and corresponding adjustments were also made to the current portion of long-term notes payable and current portion of related-party notes payable to reflect the amended terms of the notes.

Note 9 – Common Stock

The Company is authorized to issue 500,000,000 shares of common stock. As of December 31, 2024, a total of 107,845,554 shares were issued and outstanding. As of December 31, 2023, 107,845,554 shares were issued, of which 107,839,299 shares were outstanding and 6,255 shares were classified as treasury stock.

During the year ended December 31, 2022, the Company issued 4,800,000 shares of its restricted common stock at a price of $0.067 per share for total gross proceeds of $320,000. The Company incurred $32,237 in share issuance costs related to this transaction.

During the year ended December 31, 2022, the Company issued 600,000 shares of common stock at a price of $0.067 with a fair value of $40,000 to settle accounts payable of $40,000 owed to a company controlled by the Company’s Chief Executive Officer at the time. No gain or loss was recognized on the settlement, and no share-issuance costs were incurred.

On April 19, 2023, the Company effected a 3-for-1 forward stock split for shareholders of record as of March 31, 2023. All share and per-share data have been retroactively adjusted to reflect the impact of the stock split in all periods presented.

During the three months ended June 30, 2024, the Company issued 12,500,000 shares of restricted common stock at an approximate price of $0.008 per share as part of executing a consulting services agreement with its majority stockholder. The Company accounts for stock-based compensation awards in accordance with the provisions of ASC 718, which requires that the cost of all equity-based compensation be reflected in the financial statements over the vesting period based on the estimated fair value of the awards. Before December 31, 2024, the Board of Directors exercised the claw-back provision included in the consulting services agreement for all 12,500,000 shares. Due to the exercise of the claw-back provision, the stock-based compensation expense associated with this award was fully reversed and no net expense was recorded for any period.

The Company conducted an examination of its stock records and determined 6,255 shares previously reported as treasury stock were no longer held by the Company as of January 1, 2024. The Company concluded the shares were reissued in a prior period, and the impact is immaterial. The Company removed the 6,255 shares from treasury stock and made a corresponding adjustment to additional paid-in capital on January 1, 2024. The impact of this adjustment is immaterial, and it did not affect net loss or cash flows in any period presented.

No other shares of common stock were issued during the years ended December 31, 2024 and 2023.

Note 10 – Stock Options

The Company adopted the 2022 Stock Incentive Plan (the “Plan”) effective September 30, 2022. The Plan provides for awards of stock options and restricted stock to officers, directors, key employees, and consultants. Under the Plan option prices are set by the Compensation Committee and may not be less than the fair market value of the stock on the grant date. The Company accounts for stock-based compensation awards in accordance with the provisions of ASC 718, Compensation—Stock Compensation, which addresses the accounting for employee stock options and requires that the cost of all employee stock options, as well as other equity-based compensation arrangements, be reflected in the financial statements over the vesting period based on the estimated fair value of the awards.

At December 31, 2024 the Company had 6,150,000 options outstanding and at December 31, 2023 the Company had 7,950,000 options outstanding with vesting periods ranging from 2 to 5 years and exercise prices of approximately $0.087 per share. During the three months ended September 30, 2024, a total of 1,800,000 options—consisting of 810,000 vested options and 990,000 unvested options—were forfeited by the former Chief Executive Officer and a former member of the board. In addition, the Board of Directors approved a resolution to modify the terms of the options granted to the former Chief Executive Officer to cancel any vested options not exercised within 30 days of termination for cause. The Company accounts for forfeitures when they occur; accordingly, a reduction in stock-based compensation expense of $59,602 was recorded in the three months ending September 30, 2024.

Subsequent to the end of the reporting period, the Company conducted an examination of its accounting policies for stock-based compensation and determined certain awards were not properly expensed in prior periods due to the application of incorrect vesting periods and other computational errors. As a result, the cumulative stock-based compensation expense was understated by $23,015. In accordance with ASC 250-10-45-23, the Company has corrected this error by recording an adjustment to retained earnings as of January 1, 2024.

Total stock-based compensation was $158,655 and $249,952 for the years ended December 31, 2024 and 2023. The Company will recognize the remaining $152,844 as follows:

Year	Amount
2025	$148,329
2026	2,527
2027	1,988
Total	$152,844

Note 11 – Subsequent Events

The Company evaluated subsequent events through the date these financial statements were issued.

On May 20, 2025, the Board of Directors of the Company appointed Andrew Morrison as a member of the board and as the Company’s Chief Financial Officer and Treasurer. This appointment was made in connection with a review of certain previously issued financial statements, including an evaluation of the appropriateness of specific accounting policies and related disclosures. As a result of this evaluation, the Company has issued restated financial statements for the three months ended March 31, 2024, the three and six months ended June 30, 2024, and the three and nine months ended September 30, 2024. See Note 12 for more information.

Subsequent to the end of the reporting period, the Company executed a series of amendments to promissory notes with various parties to modify the terms of the notes including extensions of their respective maturity dates. See Note 7 for more information on the amended maturity dates and Note 8 for more information on the impact of these modifications resulting in the issuance of stock and changes to the treatment of related-party notes payable.

Note 12 – Restatement of Previously Issued Interim Financial Statements (Unaudited)

During the year ended December 31, 2024, the Company identified and corrected errors in its previously issued unaudited condensed financial statements for the quarters ended March 31, 2024, June 30, 2024, and September 30, 2024. These corrections were reflected in the Company’s amended Forms 10-Q for the applicable periods, each of which was filed prior to the issuance of this Annual Report on Form 10-K.

The errors primarily related to the capitalization of website development costs, accrual of professional fees, and accounting for stock-based compensation expense including the forfeiture of unvested stock options. The Company evaluated the materiality of the errors in accordance with the guidance in ASC 250, Accounting Changes and Error Corrections, and determined that the errors were material to the previously issued interim financial statements. Accordingly, the Company restated its financial statements for the affected periods.

The corrections did not impact the audited consolidated financial statements for the year ended December 31, 2024. For a detailed discussion of the restatements, refer to the amended Forms 10-Q for the applicable periods as filed with the Securities and Exchange Commission.

PROSPECTUS

ARVANA, INC.

UP TO 15,000,000 SHARES OF

COMMON STOCK

TO BE SOLD BY A CURRENT SECURITY HOLDER

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or a solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein nor the affairs of the issuer have not changed since the date hereof.

Until 90 days after the date of this prospectus, all dealers that effect transactions in these shares of common stock may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

THE DATE OF THIS PROSPECTUS IS FEBRUARY ___, 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered. None of the following expenses are payable by the Selling Stockholder. All of the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee ($138.10 per $1,00,000 offered)	$363.76
Legal fees and expenses	20,000.00
Accounting fees and expenses	10,000.00
Miscellaneous	2,500.00
TOTAL	$32,863.76

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Company’s directors and executive officers are indemnified as provided by the Nevada Revised Statutes and its Bylaws. These provisions state that the Company’s directors may cause the Company to indemnify a director or former director against all costs, charges, and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him as a result of him acting as a director. The indemnification of costs can include an amount paid to settle an action or satisfy a judgment. Such indemnification is at the discretion of the Company’s board of directors and is subject to the Securities and Exchange Commission’s policy regarding indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, The Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

During the period beginning three years prior to the date of this registration statement through the date hereof, the Company issued securities that were not registered under the Securities Act of 1933, as amended (the “Securities Act”). The issuance described below represents the only sale of unregistered securities by the Company during such period. The Company believes the transaction qualified for exemption from registration pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D thereunder, as applicable, as the securities were issued in a private transaction to an investor that represented its status as an accredited investor, had access to information about the Company, and acquired the securities for investment and not with a view to distribution. Appropriate restrictive legends were affixed to the certificates evidencing the securities issued in such transaction.

•	On or around August 5, 2025, we issued 12,500,000 shares of Common Stock to Bondock, LLC as compensation for consulting services.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

See the Exhibit Index immediately preceding the signature page hereto for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b) Financial Statement Schedules

All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the notes thereto.

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers, or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iii) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) (i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(i) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

		Filed	Incorporated by Reference
Exhibit No.	Description	Herewith (*)	Filing Type	Date Filed
2.1	Business Purchase Agreement		8-K	11/16/2022
3.1	Articles of Incorporation		10-SB	05/24/2000
3.1.1	Amended and Restated Articles of Incorporation		8-K	10/12/2010
3.1.2	Amended and Restated Articles of Incorporation		SCH14C	02/02/2021
3.2	Bylaws		10-SB	05/24/2000
5.1	Opinion of JDT Legal	*
10.1	Debt Settlement Agreement and Release with Zahir Dhanani		8-K	07/29/2021
10.2	Debt Settlement Agreement and Release with CaiE Foods Partnership Ltd.		8-K	07/29/2021
10.3	Debt Settlement Agreement and Release with Valor Invest Ltd.		8-K	07/29/2021
10.4	Debt Forgiveness Agreement with Zahir Dhanani		8-K	07/29/2021
10.5	Debt Forgiveness Agreement with Topkapi International Investment Corp.		8-K	07/29/2021
10.6	Arvana 2022 Stock Incentive Plan dated September 30, 2022		10-Q	11/22/2022
10.7	Employment Agreement dated September 1, 2022		10-Q	11/22/2022
10.8	Business Purchase Agreement dated November 16, 2022		10-Q	11/22/2022
10.9	Stock Purchase Agreement dated August 11, 2025	*
21.1	List of Subsidiaries		8-K	02/03/2023
23.1	Auditors’ Consent	*
23.2	Consent of JDT Legal (included in Exhibit 5.1)	*
101	Interactive Data File	*
107	Calculation of Registration Fee	*

 SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Arvana, Inc.

Date:	February ___, 2026	By:	/s/ James Kim
		Name:	James Kim
		Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James Kim	Chief Executive Officer, Director	February ___, 2026
James Kim	(Principal Executive Officer)

/s/ James Kim	Interim Principal Financial Officer and	February ___, 2026
James Kim	Principal Accounting Officer

/s/ Sir John Baring	Chairman of the Board of Directors	February ___, 2026
Sir John Barin

Ex. 23.1